UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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                             Filed by a party other than the Registrant
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12
Graphic Packaging Holding Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement

for the

2023 Annual Meeting of Stockholders

on

May 24, 2023

April 7, 2023

Dear Graphic Packaging Holding Company Stockholders:

It is my pleasure to invite you to Graphic Packaging Holding Company’s 2023 Annual Meeting of Stockholders, to be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Suite 4900, Atlanta, Georgia 30309, on Wednesday, May 24, 2023, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of Graphic Packaging Holding Company. In addition, we are providing updated information regarding our Vision 2025 goals for sustainability and growth.

Whether or not you plan to attend the Annual Meeting, your vote is important, and I hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy or voting instruction card. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

Michael P. Doss

President and

Chief Executive Officer

Notice of 2023 Annual

Meeting of Stockholders

    Annual Meeting of Stockholders

Date and Time Wednesday, May 24, 2023 10:00 a.m. EDT	Location Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, Suite 4900 Atlanta, Georgia 30309	Record Date March 27, 2023

Voting Matters

At the Annual Meeting of Stockholders, we will vote on the following proposals:

Proposal 1 Election of Directors

Proposal 2 Ratification of Independent Registered Public Accounting Firm

Proposal 3 Advisory Vote on Executive Compensation

(Say-on-Pay)

Proposal 4 Advisory Vote on the Frequency of the Say-on-Pay Vote on Executive Compensation

How to vote:
In Person	Internet

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting. If your shares are held beneficially through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

Stockholders of Record should follow the “Vote by Internet “ instructions on their Proxy Card. Stockholders who hold their shares beneficially in street name should vote by accessing the Website specified on the voting instruction card provided by their bank or brokerage firm.

Telephone	Mail
Stockholders of Record should follow the “Vote by Phone” instructions on their Proxy Card. Stockholders who hold their shares beneficially in street name should vote by calling the number specified on the voting instruction card provided by their bank or brokerage firm.

Stockholders of record should complete, sign, date and mail the Proxy Card in the envelope provided. Stockholders who hold their shares beneficially in street name should complete, sign, date and mail the voting instruction card provided by their bank or brokerage firm.

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY MAIL, INTERNET OR TELEPHONE AS DESCRIBED ABOVE.

Index of Frequently Requested Information

Board and Committee Membership	3

CEO Pay Ratio	38

Clawback Provisions	35

Compensation Discussion and Analysis	21

Hedging and Pledging Policy	36

Pay Versus Performance Table	44

Peer Group and Market Data	24

Stock Ownership Guidelines for Directors and Officers	35

Summary Compensation Table	37

Page i

Helpful Resources

Where You Can Find

More Information

Annual Meeting Information

Proxy Statement:

https://investors.graphicpkg.com/financials/default.aspx#sec

Annual Report:

https://investors.graphicpkg.com/financials/default.aspx#annual

Voting Your Proxy via the Internet Before the Annual Meeting:

www.proxyvote.com

Board of Directors

https://investors.graphicpkg.com/governance/board-of-directors/default.aspx

Communications with the Board

Graphic Packaging Holding Company

1500 Riveredge Parkway

Suite 100

Atlanta, Georgia 30328

Attn: Chairman of the Board

Governance Documents

https://investors.graphicpkg.com/governance/governance-documents/default.aspx

•  Corporate Governance Guidelines

•  Committee Charters

•  Code of Business Conduct and Ethics

Investor Relations

https://investors.graphicpkg.com/home/default.aspx

Sustainability

https://www.graphicpkg.com/sustainability/

Page ii

Definition of Certain Terms or Abbreviations

ADJUSTED EBITDA

ADJUSTED EBITDA, as defined in the 2019 grant agreement for Performance Restricted Stock Units and generally used herein, is consolidated net income of Graphic Packaging Holding Company before equity income of unconsolidated subsidiaries, interest expense, income tax expense, net income attributable to non-controlling interest, and depreciation and amortization, as adjusted for: expenses related to merger, acquisition and disposition activities; refinancing or early retirement of debt; acquisition integration costs; and asset or goodwill write-downs, as well as other adjustments for restructuring or reorganization activities. All adjustments are approved by the Compensation and Management Development Committee. A reconciliation of 2022 Adjusted EBITDA to Net Income can be found in the earnings press release for the fourth quarter of 2022 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2023.

BOARD	The Board of Directors of Graphic Packaging Holding Company

CASH FLOW BEFORE DEBT REDUCTION

As defined for the 2022 Management Incentive Plan awards and generally used herein, is the year-over-year change in Graphic Packaging Holding Company net debt, as adjusted for merger, acquisition, disposition, share repurchase, asset sales, dividend and capital market activities, as well as other Cash Flow before Debt Reduction adjustments for restructuring or reorganization activities (including businesses held for sale) and other unusual items. All adjustments, including the impact of acquisitions, are subject to approval by the Compensation and Management Development Committee.

CEO	Chief Executive Officer

CFO	Chief Financial Officer

COMPANY	Graphic Packaging Holding Company, a Delaware corporation

CRB	Coated Recycled Board

ESG	Environmental, Social and Governance Matters

FYE	Fiscal Year End

GAAP	Generally Accepted Accounting Principles in the United States
LTIR	Lost Time Injury Rate

LTIP	Long-Term Equity Incentive Program

NEO	Named Executive Officer

NET DEBT	Total Debt (Short-Term Debt, Long-Term Debt and Current Portion of Long-Term Debt) less Cash and Cash Equivalents

NET LEVERAGE	Net Debt divided by Adjusted EBITDA

NET ORGANIC SALES

The Company’s net sales less open market paperboard sales (Paperboard Mills Segment) less impact of purchased sales from acquisitions less impact of pricing from converting sales, including price recovery from acquisitions less impact of foreign exchange.

NYSE	New York Stock Exchange

PEO	Principal Executive Officer

RECORD DATE	March 27, 2023

RETURN ON INVESTED CAPITAL

Return on Invested Capital or ROIC, as defined in the 2019 grant agreements for Performance Restricted Stock Units and generally as used herein, is consolidated net income of Graphic Packaging Holding Company before equity income of unconsolidated subsidiaries, interest expense, and income tax expense, as adjusted for: expenses related to merger, acquisition and disposition activities, refinancing or early retirement of debt; acquisition integration costs; asset or goodwill write-downs (excluding inventory, receivables and write downs in the normal course of business); and gain/loss from asset sales divided by Adjusted Net Debt plus Adjusted Stockholder Equity, all as further adjusted for restructuring or reorganization activities. All adjustments are approved by the Compensation and Management Development Committee.

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

Page iii

Proxy Summary

This summary provides an overview of key information in this Proxy Statement. We encourage you to read the entire Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 24, 2023, 10:00 a.m. local time

Location:	Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Suite 4900 Atlanta, Georgia 30309

Record Date:	March 27, 2023

VOTING MATTERS

		Board Recommendation	Page

Proposal No. 1:	Election of Directors	Vote FOR each nominee	10

Proposal No. 2:	Ratification of Independent, Registered Public Accounting Firm	Vote FOR ratification	20

Proposal No. 3:	Advisory Vote on Executive Compensation	Vote FOR approval	47

Proposal No. 4:	Advisory Vote on the Frequency of the Say-on-Pay Vote on Executive Compensation	Vote FOR every year	47

CORPORATE GOVERNANCE HIGHLIGHTS

➤ Currently separate Chairman of the Board and CEO structure

➤ No Director may serve on more than three other Boards of Directors, and the CEO may serve on no more than one other public company Board of Directors

➤ Director nominees who receive a majority of withhold votes are required to resign, subject to acceptance of such resignation by the Board

➤ Board mandatory retirement age of 72

➤ Regular executive sessions of non-management Directors

➤ Directors and senior officers are subject to stock ownership guidelines

➤ Annual Board and Committee evaluation process to ensure the Board is functioning effectively

➤ Annual Board review and approval of the long-term strategic plan and the annual operating plan

➤ Initial orientation program for new Directors and ongoing education for Directors through site visits, meetings with management and other special programs

➤ Formal annual evaluation of the President and CEO and annual report on management development

➤ Annual stockholder vote on “Say-on-Pay”

➤ No stockholder rights plan or “poison pill”

➤ Oversight of ESG expressly delegated to the Nominating and Corporate Governance Committee

➤ Oversight of diversity, equity and inclusion efforts expressly delegated to the Compensation and Management Development Committee

BUSINESS HIGHLIGHTS

➤ Increased annual Net Sales by 32% to $9.4 billion, with Net Organic Sales increasing 3% over 2021

➤ Reduced Net Debt by $526 million to $5.1 billion and reduced Net Leverage to 3.2x at year-end

➤ Successfully integrated AR Packaging acquisition, positioning the Company as one of the largest folding carton providers in Europe

Page iv

Proxy Statement

for the

Annual Meeting of Stockholders

on

May 24, 2023

General Information

ANNUAL MEETING AND VOTING INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Graphic Packaging Holding Company of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card or notice of availability on the Internet will first be sent on or before April 7, 2023 to the Company’s stockholders of record as of the close of business on the Record Date. References in this Proxy Statement to the “Company,” “Graphic Packaging,” “GPHC,” “we,” “us,” and “our” or similar terms are to Graphic Packaging Holding Company.

Outstanding Shares

As of the close of business on the Record Date, there were 307,322,962 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees, “FOR” the approval of the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, “FOR” the proposal to approve the compensation paid to the Company’s named executive officers, and for holding the stockholders vote on the compensation of the named executive officers (a Say-on-Pay vote) every year. The proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any nominee for election as Director is unable or declines to serve as a Director, discretionary authority may be exercised by the proxyholders to vote for a substitute proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the NYSE, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Banks and brokerage firms are allowed to exercise discretionary voting authority for beneficial owners who have not provided voting instructions only with respect to Proposal 2 set forth in this Proxy Statement and not with respect to any other proposal to be voted on at the Annual Meeting.

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or the Company’s Hourly 401(k) Savings Plan (the “401(k) Plans”), you may give voting instructions as to the number of share equivalents held in your account as of the Record Date

General Information

to the trustee of the 401(k) Plans. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions if received by 11:59 p.m. Eastern Time on May 21, 2023. If you do not send instructions, the trustee will not vote the number of share equivalents credited to your account.

You may also revoke voting instructions previously given to the trustee by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee no later than 11:59 p.m. Eastern Time on May 21, 2023. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. However, under the Company’s Corporate Governance Guidelines, a nominee for director who receives a greater number of votes “withheld” than “for” is expected to tender his or her resignation to the Board promptly following certification of the election results. The Nominating and Corporate Governance Committee will consider any resignation tendered under this policy and recommend to the Board whether to accept or reject it. The Board will act on such resignation within 90 days following the certification of election results. A Director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision regarding whether to accept such resignation. Approval of Proposals 2 and 3 requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on such matter at the Annual Meeting. An abstention with respect to these matters will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote. For Proposal 4, the option regarding the frequency of future advisory votes on executive compensation (every year, every two years or every three years) that receives the highest number of votes will be the frequency recommendation selected by stockholders. An abstention or broker non-vote with respect to this matter will have no effect.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending an instrument revoking the proxy or a proxy bearing a later date to the Company’s Corporate Secretary. Any notice of revocation should be sent to: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

Internet Availability of this Proxy Statement and Form 10-K

The Company’s Proxy Statement, 2022 Annual Report to Stockholders and 2022 Annual Report on Form 10-K are available on the Company’s website at www.graphicpkg.com in the Investors section.

ANNUAL REPORT

The Company’s 2022 Annual Report accompanies this Proxy Statement. The Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for GPHC is included in the Annual Report and is available without charge upon written request addressed to Graphic Packaging Holding Company, Investor Relations, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, if specifically requested.

Corporate Governance Matters

INFORMATION REGARDING THE BOARD OF DIRECTORS

Members, Standing Committees and Meetings of the Board of Directors

The table below shows the current members and chairs of the Board of Directors and each standing committee of the Board, the tenure and independence status of each Board member, the Audit Committee Financial Expert status of the members of the Audit Committee and the number of Board and committee meetings held during 2022.

Director	Tenure on Board of Directors	Board of Directors	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee

Aziz Aghili*(1)	1.1 Year	●	●	●

Laurie Brlas	4.2 Years	●		●	●

Paul D. Carrico*	8.6 Years	●	●		●

Michael P. Doss#	7.9 Years	●

Robert A. Hagemann*	8.9 Years	●	●		●

Philip R. Martens	9.4 Years	C			C

Mary K. Rhinehart*	2.1 Years	●	●	●

Dean A. Scarborough*	4.7 Years	●	●	●

Larry M. Venturelli*	7.0 Years	●	C		●

Lynn A. Wentworth	13.4 Years	●		C	●

Number of Meetings		5	7	5	3

● Member                 C Chair                # Non Independent                * Financial Expert

(1)	Mr. Aghili joined the Board of Directors on March 1, 2022.

Q.        How does Graphic Packaging determine which Directors are independent?

A.        For purposes of this Proxy Statement, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations adopted thereunder by the SEC, the corporate governance listing standards of the NYSE, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the corporate governance listing standards of the NYSE, the Company will also apply the following standards in determining whether a Director is independent:

•

A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•

A Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer or compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

Corporate Governance Matters

•

A Director who is a partner or employee of a firm that is the Company’s internal or external auditor or whose immediate family member is a partner of such a firm or is a current employee of such a firm and personally works on the Company’s audit may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers at the same time serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•

A Director who is an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, the Board of Directors determined that all of the Company’s Directors who served in 2022 were independent, except Mr. Doss. Mr. Doss is not considered independent because he serves as an executive officer of the Company.

Q.        What is the leadership structure of the Board of Directors?

A.        Pursuant to the Company’s By-Laws, the Chairman of the Board of Directors is elected from time to time by the members of the Board of Directors. The By-Laws do not require, and the Board of Directors does not have a specific policy with respect to, the separation of the roles of the Chairman of the Board and the Chief Executive Officer. The By-Laws provide that the Chairman of the Board shall preside over each meeting of the stockholders of the Company and the Board of Directors and may have other duties and powers as conferred upon the Chairman by the Board of Directors. In accordance with the Company’s Corporate Governance Guidelines, if the Chairman of the Board is the Chief Executive Officer, the independent directors are required to elect one independent director to serve as Lead Director. The Lead Director is responsible for, among other duties, assisting the Chairman in providing Board leadership and presiding over the regular executive sessions of the Board at which non-management Directors meet without management participation.

Mr. Philip A. Martens was elected by the Board to serve as Chairman on May 25, 2016 and has served as Chairman since that time. The Board believes that having an independent Board member serve as Chairman currently is appropriate. The Board believes that separating the roles of the Chairman and CEO is beneficial in part because it provides additional resources for managing the Board’s functions, as well as experienced, independent oversight of management. In general, our Chairman of the Board will work with our CEO and other Board members to determine the Board’s strategic priorities, while the CEO will be responsible for communicating the Board’s guidance to management and implementing the Company’s key strategic initiatives.

Q.        Did any of the Company’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

A.        All of the Company’s Directors attended 100% of the meetings of the Board and their assigned committees during 2022.

Q.        What is the Company’s policy on Director attendance at annual meetings of stockholders?

A.        Directors are expected to attend each annual meeting of stockholders but are not required to do so. All of the Company’s Directors attended the 2022 annual meeting of stockholders.

Q.        Do the non-management Directors meet during the year in executive session?

A.        Yes, the non-management Directors met separately at regularly scheduled executive sessions during 2022 without any member of management being present. Mr. Martens, as Chairman, acted as the presiding Director at each executive session held by the Board.

Corporate Governance Matters

Q.        What does the Audit Committee do?

A.        The purpose of the Audit Committee is to assist the Board in overseeing the financial matters of the Company, such as the Company’s financial statements, internal and independent auditors and audits, and other areas such as legal and regulatory compliance that directly impact the Company’s financial and risk profile. The Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the internal audit function;

•	the review and approval or ratification (if appropriate) of transactions with related parties; and

•	the status of the Company’s information security and controls.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Q.        What does the Compensation and Management Development Committee do?

A.        The purpose of the Compensation and Management Development Committee is to ensure that the Company’s compensation, integrated talent management and diversity, equity and inclusion programs support the growth and success of the Company without creating incentives that encourage unnecessary risk-taking. Specifically, the Compensation and Management Development Committee does the following:

•	review and approve all compensation programs in which the CEO and the other executive officers participate;

•	review and approve all equity compensation plans;

•	evaluate the alignment between compensation philosophy, plan design and achievement of short and long-term financial and other results, including the development of a growth-oriented culture;

•	review the Company’s compensation practices, policies and programs for executive officers and other employees to ensure that they do not encourage unnecessary or excessive risk-taking;

•	annually review the Company’s integrated talent management processes and diversity, equity and inclusion programs;

•	facilitate the Board’s review of CEO succession planning;

•	direct the annual process for evaluating the CEO’s performance and compensation;

•	annually review and approve all compensation arrangements of the executive officers;

•	evaluate and approve awards of restricted stock units or other types of equity compensation;

•	review the Company’s retirement and savings plans from time to time; and

•	annually review compliance with the executive stock ownership requirements and clawback policy.

Q.        Did the Compensation and Management Development Committee engage a compensation consultant to assist it in making recommendations to the Board of Directors regarding the amount or form of compensation paid to executive officers?

A.        Yes, the Compensation and Management Development Committee engaged Willis Towers Watson US LLC (“WTW”) to serve as an independent compensation advisor to the Compensation and Management Development Committee. Representatives from WTW attended Compensation and Management Development Committee meetings and advised the Compensation and Management Development Committee on compensation trends, best practices and

Corporate Governance Matters

regulatory compliance issues, in addition to providing executive compensation benchmarking analysis. While representatives from WTW work with members of management to collect information and prepare materials for the Compensation and Management Development Committee and assisted the Company in its compliance with the new Pay versus Performance rules and calculations, such representatives report directly to the Compensation and Management Development Committee and the decision to retain WTW is made solely by the Compensation and Management Development Committee.

Q.        Did WTW provide any services other than executive compensation advisory services in 2021?

A.        WTW was hired primarily to assist the Compensation and Management Development Committee in its review of executive compensation practices, including regulatory compliance issues. During 2022, WTW also provided information and support to the Committee and the Company with respect to calculation of the Total Stockholder Return (“TSR”) metric applicable to Performance-Based RSUs, the Pay versus Performance rules and calculations, market data and analysis for senior management positions other than the NEOs, market data and analysis for the Nominating and Corporate Governance Committee regarding compensation for non-employee directors, and access to ongoing education on a wide range of compensation and benefits topics.

Q.        Does the Company have compensation policies and practices that create risks that are reasonably likely to have a material adverse effect on the Company?

A.        No, the Company does not believe its compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. The Company uses performance measures in its short-term and long-term incentive programs that encourage employees to focus on achieving Company-wide profitability and strategic goals. In addition, the design and payout of the Company’s incentive programs are reviewed annually by the Company’s compensation consultant for provisions or practices that might encourage unnecessary or excessive risk-taking and are subject to the review and approval of the Compensation and Management Development Committee and, with respect to the compensation of the President and CEO, the full Board of Directors.

Q.        Does the Compensation and Management Development Committee have any interlocks with other compensation committees?

A.        Ms. Brlas and Ms. Wentworth, as well as Messrs. Aghili, Campbell, Hagemann, Scarborough and Venturelli served as members of the Compensation and Management Development Committee during 2022. None of these members is or has ever been an officer or employee of the Company. No member had any relationship requiring disclosure as a compensation committee interlock during 2022.

Q.        What does the Nominating and Corporate Governance Committee do?

A.        The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board, recommending new members to the Board, providing orientation and training for new directors, developing and recommending a set of corporate governance principles to the Board, and overseeing the annual evaluations of the Board and its committees and management. In addition, the Nominating and Corporate Governance Committee is responsible for reviewing the Company’s policies and practices for consistency with its responsibility for ESG matters and oversees the Company’s ESG programs and publications.

Q.        What steps does the Board take to exercise its oversight responsibility for the Company’s strategic direction and progress toward achieving its Vision 2025 financial and sustainability goals?

A.        The Board reviews the Company’s strategic direction and initiatives each year when it reviews and approves the Company’s long-range plan. The Board reviews and evaluates the Company’s progress toward achieving its Vision 2025 goals each year when it reviews and approves the annual operating plan. In addition, each of the standing committees of the Board reviews and evaluates specific financial, operational and reputational risks that could affect the Company’s ability to meet its financial and sustainability goals set forth in its Vision 2025 as further described below.

Corporate Governance Matters

BOARD AND COMMITTEE OVERSIGHT OF RISK MANAGEMENT

Full Board

As set forth in the Company’s Corporate Governance Guidelines, the Board is responsible for reviewing, approving and monitoring business strategies and financial performance, and ensuring processes are in place for maintaining the integrity of the Company in financial reporting, legal and ethical compliance matters, and in relationships with customers, suppliers, employees, the community and stockholders. The Board fulfills these responsibilities through a number of different practices, including the approval of each annual operating plan and long-term strategic plan, the review of actual results against such plans at each regular Board meeting, and specific review and approval of significant corporate actions such as acquisitions and divestitures, plant rationalizations and major projects involving significant capital spending. In addition, the Board oversees areas of particular risk through its Audit Committee, Compensation and Management Development Committee and Nominating and Corporate Governance Committee, each of which provides a report to the full Board of Directors at each regular Board meeting.

Audit

Committee

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To fulfill these responsibilities, the Audit Committee routinely discusses and evaluates (i) audit findings and issues with the Company’s Chief Financial Officer and independent auditors, (ii) internal controls, processes and issues with the Company’s Senior Vice President and Chief Audit Risk and Compliance Officer (who reports directly to the Chairman of the Audit Committee and the Chief Financial Officer), (iii) legal and regulatory compliance issues with the Company’s Executive Vice President, General Counsel and Secretary, and (iv) the status of the Company’s information security and controls with the Company’s Chief Information Officer. The Committee also periodically reviews and evaluates the Company’s policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to these activities, the Audit Committee reviews each of the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and has the opportunity to discuss such reports with management of the Company and the Company’s independent auditors prior to the filing of such reports with the SEC.

Compensation and Management Development Committee

The Compensation and Management Development Committee has oversight responsibility for any risks to the Company inherent in the structure of the Company’s compensation programs for its employees. Pursuant to its Charter, the Compensation and Management Development Committee reviews and approves the Company’s general compensation philosophy, incentive and equity compensation plans, health and welfare plan offerings and retirement and savings plans for all employees to ensure that they do not encourage unnecessary or excessive risk-taking. In addition, the Compensation and Management Development Committee reviews and approves all compensation arrangements and awards relating to the Company’s executive officers, with all compensation arrangements of the President and CEO of the Company being reviewed and approved for recommendation to the full Board of Directors for final approval. Through its review of these programs and arrangements, as well as its oversight of the Company’s diversity, equity and inclusion programs and talent management and succession practices, the Compensation and Management Development Committee and the Board has visibility into and exercises oversight over the financial and other risks, such as retention of key management and ability to recruit necessary talent, affected by the Company’s compensation and benefits programs.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has oversight responsibility for Board and Committee succession, as well as Board members’ and Board and Committee Chair compensation. In addition, the Nominating and Corporate Governance Committee reviews and recommends policies and practices such as the stockholding guidelines for directors and senior executives. The Nominating and Corporate Governance Committee also reviews the Company’s policies and practices for consistency with its responsibility for ESG matters and oversees the Company’s ESG programs and publications, such as the annual ESG report.

Corporate Governance Matters

OVERSIGHT OF ESG MATTERS

ESG matters inform our decisions about how we operate and grow our business, protect our environment and support our employees. In recognition of the importance of ESG matters to the Company, we believe that a two-tiered level of oversight provides the best structure to integrate consideration of ESG risks and opportunities into our overall business strategy and help us meet the changing demands of all our stakeholders – stockholders, customers, employees and communities. Our Board of Directors is responsible for the oversight of our sustainability strategy, governance standards, goals and performance and has assigned principal oversight of our sustainability policy and practices to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers current and emerging social and environmental trends, as well as major legislative and regulatory developments and other public policy issues that may impact our business operations or stakeholders. The Committee also reviews the Company’s policy and practices for consistency with its ESG commitments, including goals, performance metrics, and public reporting and makes recommendations to the Board and management. In addition, oversight of governance matters such as enterprise risk management and cybersecurity risk are assigned to the Audit Committee, while oversight of a range of human capital and social matters related to the effective recruitment, development and retention of the diverse talent necessary to support the long-term success of the Company is the responsibility of the Compensation and Management Development Committee.

In October 2022, the Company published its 2021 ESG Report, which is available on the Company’s website at www.graphicpkg.com under Sustainability. In addition, the Company was recognized for the third year in a row by Newsweek as one of America’s Most Responsible Companies, received a gold rating by EcoVadis, and is a participant to the UN Global Compact.

We encourage you to visit our website at https://www.graphicpkg.com/sustainability/ and review our recent ESG report to learn more about our progress in advancing our sustainability goals.

2025 SUSTAINABILITY GOALS

Focus Area	Goals

Greenhouse Gas Emissions	Reduce greenhouse gas emissions intensity by 15% (metric tonnes Co2e/$1,000 sales)

Non-renewable Energy	Reduce non-renewable energy intensity by 15% (MMBTU/$1,000 sales)

Water Conservation	Reduce mill water effluent intensity by 15% (1,000 gal/saleable ton)

Recyclability	100% of revenues from products that are recyclable

Reducing LDPE Usage	Reduce LDPE use by 40%

Forest and Fiber Certification	All global Graphic Packaging facilities compliant with a fiber certification standard

Social Responsibility	All global converting plants in compliance with Social Compliance, a social responsibility audit

Waste Diversion	Drive out waste in all our operations

Safety	Continue to progress toward aspirational goal of zero incidents

Corporate Governance Matters

OVERSIGHT OF DIVERSITY, EQUITY AND INCLUSION EFFORTS

The Company’s greatest asset is its workforce, and solving ongoing business challenges requires attracting, developing and retaining talented individuals with different skills, ideas and experiences. The Board is one of the driving forces behind creating a culture of diversity, equity and inclusion. In 2020, the Compensation and Management Development Committee was charged by the Board to annually review the Company’s processes and practices related to workforce diversity, equity and inclusion programs and initiatives to drive equitable treatment of employees and a culture of inclusion. The Company has accelerated the development of a multi-year diversity and inclusion strategy with an emphasis on thoughtful, sustainable change and an evolution to a growth culture. This strategy has included establishing roles and accountability for the CEO and the executive officers and also creating a GPI Inclusion Council. The Company is refining hiring, promotion, performance and other human resource practices to support the Company’s diversity, equity and inclusion goals. We have also increased our transparency regarding critical diversity and inclusion metrics in our 2021 ESG Report. In 2022, the Company expanded its diversity, equity and inclusion efforts with the hiring of a new Vice President with responsibility for Talent, Diversity, Equity and Inclusion and a Senior Manager of Diversity, Equity and Inclusion.

Our employees play a crucial role in achieving our vision and we look to them for their insights and feedback on how they perceive our culture and potential areas for improvement. To leverage this resource, in September 2021, the Company conducted global engagement and culture survey. Results of this survey were shared with our entire employee population and also with our Board, which takes a strong interest in understanding employee feedback and helping to guide strategy to meet the needs of our employee base. The Company is accountable to both the Board and its employees to articulate strategies to address any perceived deficiencies reflected by the surveys.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2007, the Board of Graphic Packaging Corporation (the publicly-traded predecessor to the Company, “GPC”) delegated authority to the Audit Committee to review and approve Related Party Transactions, and the Audit Committee has adopted a Policy Regarding Related Party Transactions.

The Policy Regarding Related Party Transactions defines a “Related Party Transaction” as any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest, other than an interest that arises solely as a result of being a director or beneficial owner of less than 10% of another entity. The policy defines a “Related Party” as any (a) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (b) any beneficial owner of more than 5% of the Company’s common stock, (c) an immediate family member of any of the foregoing, or (d) any firm, corporation or other entity in which any of the foregoing is employed, is a principal or serves in a similar position, or has a beneficial ownership of more than 5%.

The Policy Regarding Related Party Transactions provides that the Audit Committee shall review all of the material facts and circumstances of all Related Party Transactions and either approve, ratify or disapprove of the entry into the Related Party Transaction. In determining whether to approve a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the benefits to the Company, the extent of the Related Party’s interest in the transaction, and if the Related Party is a director or a nominee for director, the impact on such director’s independence. The policy provides that certain Related Party Transactions, including certain charitable contributions, transactions involving competitive bids and transactions in which all stockholders receive proportional benefits, are pre-approved and do not require an individual review by the Audit Committee. You may find a copy of the Policy Regarding Related Party Transactions on the Company’s website at www.graphicpkg.com in the Investors section under Corporate Governance.

GOVERNANCE DOCUMENTS

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Management Development Committee and Nominating and Corporate Governance Committee, as well as the Policy Regarding Related Party Transactions, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines to any person without charge upon request.

Proposal 1 — Election of Directors

The Company’s Board of Directors currently has ten members divided into three classes, with one class being elected each year for a three-year term. The three nominees standing for election as Class I Directors are: Messrs. Doss, Scarborough and Venturelli.

If elected, each Class III nominee will serve three consecutive years with the term expiring in 2026 and until a successor is elected and qualified. The election of the Director nominees is by plurality vote, which means that the three nominees receiving the highest number of affirmative votes will be elected. Under the Company’s Corporate Governance Guidelines, any nominee who receives a greater number of votes “withheld” than “for” votes in an uncontested election is expected to tender to the Board his or her resignation as a Director promptly following certification of the election results. The Nominating and Corporate Governance Committee will then consider such resignation and recommend to the Board whether to accept or reject it and the Board will act on such resignation within 90 days following the certification of election results.

If at the time of the Annual Meeting, any of the nominees identified below is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

Set forth below is certain information regarding the Director nominees and each of the incumbent Directors whose term will continue after the Annual Meeting, including the particular experience, qualifications and skills that led the Board to conclude that the Director nominee or incumbent Director is qualified to serve as a Director of the Company. There are no family relationships among any Directors or executive officers of the Company.

INFORMATION CONCERNING THE NOMINEES

CLASS I DIRECTORS — TERMS TO EXPIRE IN 2023

Michael P. Doss President and Chief Executive Officer, Graphic Packaging Holding Company

Biographical Information:

Michael P. Doss, 56, is the President and Chief Executive Officer of the Company. He was elected to the Board of Directors on May 20, 2015. Prior to January 1, 2016, Mr. Doss held the position of President and Chief Operating Officer from May 20, 2015 through December 31, 2015 and Chief Operating Officer from January 1, 2014 until May 19, 2015. Prior to these positions, he served as the Executive Vice President, Commercial Operations of the Company. Prior to this, Mr. Doss held the position of Senior Vice President, Consumer Packaging Division. Prior to March 2008, he served as Senior Vice President, Consumer Products Packaging of Graphic Packaging Corporation since September 2006. From July 2000 until September 2006, he was the Vice President of Operations, Universal Packaging Division. Mr. Doss was Director of Web Systems for the Universal Packaging Division prior to his promotion to Vice President of Operations. Since joining Graphic Packaging International Corporation in 1990, Mr. Doss has held positions of increasing management responsibility, including Plant Manager at the Gordonsville, TN and Wausau, WI plants. Mr. Doss serves on the Board of Directors for the American Forest & Paper Association, the Sustainable Forest Initiative, the Paper Recycling Coalition, the Atlanta Area Council of the Boy Scouts of America, the Metro Atlanta Chamber of Commerce, the Woodruff Arts Center, the American Bird Conservancy, and Regal Rexnord Corporation (RRX).

Qualifications:

The Board concluded that Mr. Doss is qualified to serve as a Director of the Company because of his detailed knowledge of the Company and its business, having served in various senior management and operational roles with the Company or its predecessors since 1990. Mr. Doss also has significant financial management training, as he received a Master of Business Administration degree in Finance from Western Michigan University and has had supervisory responsibility for the Chief Financial Officer since becoming the President and Chief Executive Officer of Graphic Packaging Holding Company in January 2016.

Proposal 1 — Election of Directors

Dean A. Scarborough Former Chief Executive Officer, Avery Dennison Corporation

Biographical Information:

Dean A. Scarborough, 67, joined the Company’s Board on July 27, 2018. In May 2016, Mr. Scarborough retired as Chief Executive Officer of Avery Dennison Corporation (“Avery”), a leader in packaging and labeling solutions with $6 billion in annual sales. Mr. Scarborough joined Avery in 1983 and served in a series of positions of increasing responsibility. In 1990, he was promoted to Vice President and General Manager of Label and Packaging Materials’ North American division. Five years later, he moved to the Netherlands and led Label and Packaging Materials Europe. Returning to the U.S. in 1997, he was appointed group Vice President, Label and Packaging Materials North America and Labels and Packaging Materials Europe. Two years later, he was promoted to group Vice President, Label and Packaging Materials Worldwide. In 2000, he was elected President and Chief Operating Officer. From 2005 until his retirement in 2016, Mr. Scarborough served as President and Chief Executive Officer and as Chairman of the Board from 2010 to 2016. He retired as Chairman of the Board of Avery in 2019. Additionally, Mr. Scarborough was on the Board of Directors of Cardinal Health, Inc. until November 7, 2022.

Qualifications:

The Board concluded that Mr. Scarborough is qualified to serve as a Director of the Company because he recently completed more than 11 years of service as the Chief Executive Officer of Avery Dennison Corporation, a publicly-traded packaging and labeling solutions company with approximately $6 billion in annual sales, and also formerly served as the Chairman of the Board of Directors of such Company. In addition, Mr. Scarborough served for over ten years on the Board of Directors of Mattel, Inc., the world’s largest toy brand. He brings extensive experience in building brand and stockholder value to the Company.

Larry M. Venturelli Former Executive Vice President and Chief Financial Officer, Whirlpool Corporation

Biographical Information:

Larry M. Venturelli, 62, joined the Company’s Board on May 25, 2016. Mr. Venturelli is the former Executive Vice President and Chief Financial Officer of Whirlpool Corporation, the world’s leading global manufacturer of home appliances, and he served in this capacity from January 2012 to August 2016, retiring from the company in February 2017. He joined Whirlpool as Assistant Corporate Controller in 2002. He held a number of positions of increasing leadership accountability in the Investor Relations and Global Finance organizations, serving as Senior Vice President, Corporate Controller, Chief Accounting Officer and Chief Financial Officer for Whirlpool International. Prior to joining Whirlpool, Mr. Venturelli held various financial positions at Royal Caribbean Cruises, Campbell Soup Company and Quaker Oats.

Qualifications:

The Board concluded that Mr. Venturelli is qualified to serve as a Director of the Company because he has over 30 years of corporate finance experience, including approximately five years of experience as the Chief Financial Officer and 4 years as the Corporate Controller of Whirlpool Corporation, a U.S. manufacturing company with revenues exceeding $20 billion. In addition, Mr. Venturelli has 16 years of experience working for U.S. food products companies and has served as the head of Investor Relations.

Proposal 1 — Election of Directors

INFORMATION REGARDING CONTINUING DIRECTORS

Class II Directors — Terms to Expire in 2024

Aziz Aghili Executive Vice President and President, Heavy Vehicles Group, Dana

Biographical Information:

Aziz Aghili, 64, joined the Company’s Board on March 1, 2022. Mr. Aghili serves as Executive Vice President and President, Heavy Vehicle Group of Dana Incorporated, a global leader in drivetrain and e-propulsion systems for commercial and industrial vehicles. Mr. Aghili joined Dana Incorporated in 2009 as President of Dana Europe, before being named President of Dana Asia-Pacific in 2010, President of Off Highway Driveline Technologies in 2011, Executive Vice President and President of Highway Driveline Technologies in 2012, and to his present position in 2021. During his time with Dana, Mr. Aghili has also led the company’s Global Aftermarket group. Prior to joining Dana Incorporated, Mr. Aghili spent more than 20 years at Meritor, where he most recently served as Vice President and General Manager of Body Systems, a $1.4 billion division with 24 global manufacturing facilities based in Europe. Additionally, he held strategic leadership positions around the world, including Vice President and General Manager of Asia Pacific and Vice President of Global Procurement, Commercial Marketing, and Business Development – Asia Pacific. Mr. Aghili also spent several years in the U.S., Malaysia, and Australia. Before joining Meritor, he worked for Nissan Motor Company and General Electric Plastics. Mr. Aghili is a member of the Board of Directors of Columbus McKinnon Corporation.

Qualifications:

The Board concluded that Mr. Aghili is qualified to serve as a Director of the Company because he has over 30 years of experience managing manufacturing businesses and has extensive international business experience, particularly in Europe and Asia. In addition, Mr. Aghili has served on the Board of Directors of another public company, Columbus Mckinnon Corporation for over three years.

Paul D. Carrico Former President and Chief Executive Officer, Axiall Corporation

Biographical Information:

Paul D. Carrico, 72, joined the Company’s Board on September 18, 2014. In 2015, Mr. Carrico retired as President and Chief Executive Officer of Axiall Corporation (“Axiall”), a manufacturer and international marketer of chemicals and vinyl-based building products. Mr. Carrico joined a predecessor company of Axiall, Georgia Gulf Corporation, in 1999, and held a variety of positions before being named President and Chief Executive Officer of Georgia Gulf Corporation in 2008. Prior to joining Georgia Gulf Corporation, Mr. Carrico was employed by Condea Vista, Conoco Chemicals Company and American Air Filters in various management, manufacturing and engineering positions, respectively.

Qualifications:

The Board concluded that Mr. Carrico is qualified to serve as a Director of the Company because of his experience as a director and the Chief Executive Officer of a global manufacturing company similar in size to Graphic Packaging Holding Company. In addition, he has significant financial restructuring and international marketing experience.

Proposal 1 — Election of Directors

Philip R. Martens Former President and Chief Executive Officer, Novelis Inc.

Biographical Information:

Philip R. Martens, 62, was appointed Chairman of the Company’s Board of Directors on May 25, 2016. He joined the Company’s Board on November 21, 2013. Mr. Martens is the former President and Chief Executive Officer of Novelis Inc., a rolled aluminum manufacturing company, and he served in this capacity from 2009 to 2015. Prior to his employment with Novelis, Mr. Martens served as Senior Vice President of light vehicle systems for ArvinMeritor Inc., a distributor for engine and transmission parts, and President and Chief Executive Officer designate of Arvin Innovation, a leading global provider of dynamic motion and control automotive systems. Prior to that, Mr. Martens served as President and Chief Operations Officer of Plastech Engineered Products. From 1987 to 2005, he held various engineering and leadership positions at Ford Motor Company, most recently serving as group Vice President of product creation. Mr. Martens currently serves on the Board of Directors of Trinseo Corporation and International Automotive Components Group. He is an Advisory Partner for Venetia Partners.

Qualifications:

The Board concluded that Mr. Martens is qualified to serve as a Director of the Company because he has over 25 years of senior management experience, including serving as Chief Executive Officer of two public manufacturing companies, including a company which is significantly larger than Graphic Packaging Holding Company. Mr. Martens also has extensive experience in international operations and business in Europe, South America and Asia where the Company currently has operations.

Lynn A. Wentworth Former Senior Vice President, Chief Financial Officer and Treasurer, BlueLinx Holdings Inc.

Biographical Information:

Lynn A. Wentworth, 64, joined the Company’s Board on November 18, 2009. Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings, Inc., a building products distributor, where she served from January 2007 until February 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions there from 1985 until 2007. She is a certified public accountant. Ms. Wentworth was elected to the Board of Directors of Benchmark Electronics, Inc. on June 25, 2021, and to the Board of Directors of Lineage Logistics, LLC, a privately held cold storage REIT on July 1, 2022. She currently serves as the Chair of the Audit Committee of Lineage Logistics, LLC, and is the former Chairman of the Board of Cincinnati Bell, Inc. and Cyrus One, Inc., where she also previously served as the Chair of the Audit and Finance Committees for both companies.

Qualifications:

The Board concluded that Ms. Wentworth is qualified to serve as a Director of the Company because she has over 30 years of public accounting and corporate finance experience, including her service as the Chief Financial Officer of BlueLinx Holdings, Inc., a public company, and the Communications Group of BellSouth Corporation, as well as her extensive board and corporate governance experience.

Proposal 1 — Election of Directors

Class III Directors — Terms to Expire in 2025

Laurie Brlas Former Executive Vice President and Chief Financial Officer, Newmont Mining Corporation

Biographical Information:

Laurie Brlas, 65, joined the Company’s Board on January 11, 2019. In December 2016, Ms. Brlas retired from Newmont Mining Corporation (“Newmont”), a mining industry leader in value creation and sustainability. Ms. Brlas joined Newmont in 2013 and served as Executive Vice President and Chief Financial Officer until October 2016. From 2006 through 2013, Ms. Brlas held various positions of increasing responsibility with Cliffs Natural Resources, most recently she served as Chief Financial Officer and then as Executive Vice President and President, Global Operations. Prior to that, Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation from 2000 through 2006 and from 1995 through 2000, Ms. Brlas held various positions of increasing responsibility with Office Max, Inc. Most recently, Ms. Brlas served as Senior Vice President and Corporate Controller. Ms. Brlas currently serves on the Board of Directors of Albemarle Corporation, a specialty chemical company, Constellation Energy Corp., an energy company, and Autoliv, Inc., a global automotive safety supplier.

Qualifications:

The Board concluded that Ms. Brlas is qualified to serve as a Director of the Company because of her previous executive leadership roles at several large public companies, including serving as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation, a $7.3 billion mining company, as well as her extensive board and corporate governance experience on a number of public boards of directors.

Robert A. Hagemann Former Senior Vice President and Chief Financial Officer, Quest Diagnostics Incorporated

Biographical Information:

Robert A. Hagemann, 66, joined the Company’s Board on May 21, 2014. Mr. Hagemann, who is currently retired, was most recently Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated (“Quest”) from May 2003 to July 2013. Prior to that, Mr. Hagemann served as Vice President and Chief Financial Officer of Quest from August 1998. Mr. Hagemann joined a predecessor company, Corning Life Sciences, Inc. (“Corning”), a subsidiary of Quest’s former parent, Corning Incorporated, in 1992, and held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann serves on the Board of Directors of Zimmer Biomet Holdings, Inc. and Ryder System, Inc.

Qualifications:

The Board concluded that Mr. Hagemann is qualified to serve as a Director of the Company because of his 15 years of experience as the Chief Financial Officer of Quest Diagnostics, as well as his experience as a board member of both Zimmer Biomet Holdings, Inc. and Ryder System, Inc. Mr. Hageman serves as Chairman of the Audit Committee and a member of the Corporate Governance Committee for Zimmer Biomet Holdings, Inc. In addition, Mr. Hagemann serves as a member of the Audit Committee and the Finance Committee for Ryder System, Inc. Mr. Hagemann also has extensive acquisition experience, having completed and integrated numerous acquisitions over the course of his career.

Proposal 1 — Election of Directors

Mary K. Rhinehart Chairman of the Board, Johns Manville

Biographical Information:

Mary K. Rhinehart, 64, joined the Company’s Board on February 16, 2021. Ms. Rhinehart is the Chair of the Board of Johns Manville, a Berkshire Hathaway company and a global manufacturer of premium quality building and specialty products. Ms. Rhinehart has worked at Johns Manville for over four decades, serving in leadership roles in finance, global treasury, global supply chain, human resources and strategic business development, most recently serving as President and Chief Executive Officer and Chair from 2014 to 2020. Prior to that, Ms. Rhinehart served as Chief Financial Officer from 2004 to 2012. She has run several business units with full P&L responsibilities. Ms. Rhinehart currently serves as a non-executive director for CRH plc, a diversified building materials business, and Chair of Lubrizol’s Advisory Board, a global specialty chemical company, also a Berkshire Hathaway company.

Qualifications:

The Board concluded that Ms. Rhinehart is qualified to serve as a Director of the Company because she has extensive finance and executive leadership experience, as well as over six years of experience as the Chairman of the Board of a global manufacturing company with revenues of over $3 billion.

CRITERIA FOR POTENTIAL DIRECTORS

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals with significant and relevant business experience who demonstrate:

•	the highest personal and professional integrity;

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee regularly assesses the skills, background and expertise of the members of the Board and identifies the Company’s needs. As part of this process, the Nominating and Corporate Governance Committee strives to select nominees with relevant business experience, the personal characteristics described above and a wide variety of skills and viewpoints, informed by diversity of race, ethnicity and gender. The table below highlights certain experiences, skills and knowledge held by each of our current Directors and Nominees that are relevant to the Company’s business. The table reflects information provided by each of our Directors in their responses to our annual Director’s Questionnaire. The table is a summary and is not intended to be a complete list of each Director’s or Nominee’s skills or contributions to the Board. No one experience, skill or attribute is dispositive in the Board’s decision to nominate or re-nominate an individual to our Board of Directors.

Proposal 1 — Election of Directors

DIRECTORS’ SKILLS MATRIX

	Aghili	Brlas	Carrico	Doss	Hagemann	Martens	Rhinehart	Scarborough	Venturelli	Wentworth
Senior Executive Leadership Experience (experience as a CEO, CFO or other top executive leading a division or corporate function)	X	X	X	X	X	X	X	X	X	X
Operations Experience (experience leading teams performing complex manufacturing, logistics and supply chain activities)	X	X	X	X	X	X	X	X	X
International Business Experience (experience managing operations and personnel and addressing customers and markets outside of the U.S.)	X	X	X	X	X	X	X	X	X
Mergers and Acquisitions Experience (experience assessing potential acquisitions and structuring, negotiating and integrating significant acquisitions)	X	X	X	X	X	X	X	X	X	X
Innovation Management Experience (experience in the areas of research and development and marketing and promotion of new products in varied markets)	X		X	X	X	X	X	X	X
Cybersecurity Risk Management and IT Expertise (experience providing meaningful understanding of information technology systems and the mitigation of cybersecurity risks)	X	X			X		X			X

Human Capital Management Experience

(experience with programs to identify, attract, compensate, retain and develop diverse talent, to create a high-performing, engaged company culture and manage succession of key officers)

	X	X	X	X	X	X	X	X	X	X

Environmental, Social and Governance

(experience with the development and oversight of an effective corporate responsibility strategy, including disclosures and mitigation of both legal and reputational risks)

	X	X	X	X	X		X	X	X	X

Sustainability and Climate Risk Management Experience

(experience with the implementation and oversight of an effective sustainability program, including climate risk management, and related disclosures to regulators and the public)

			X	X	X	X	X	X
Years of Other Public Company Board Service (the aggregate number of years of public company board service, excluding service on Graphic Packaging Holding Company’s Board of Directors)	3	29	7	2	22	17	17	31	0	23

*	Generally, the skill or expertise is in addition to experience on our Board of Directors.

Proposal 1 — Election of Directors

The Nominating and Corporate Governance Committee also recognizes the importance of selecting directors from a range of backgrounds and professions to provide the Board a wealth of experiences and perspectives to inform its decisions and enhance its cognitive diversity. Consistent with this philosophy, the Nominating and Corporate Governance Committee evaluates the ability of a potential director to contribute to the Board by leveraging a broad range of experiences, as well as the potential director’s ethnic, gender, generational and racial diversity. Currently, the Board has three female directors and one ethnically diverse director.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors, as well as those identified by a third-party search firm retained to assist in identifying candidates. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by Directors or a search firm as it does for stockholder-recommended nominees.

COMPENSATION OF DIRECTORS

Annually, WTW benchmarks the amount and type of compensation paid to the Company’s non-employee Directors against that paid by other companies in the Industry Specific Peer Group used for comparing executive officer compensation (as described in “Compensation Discussion and Analysis—Peer Group and Market Data”), as well as against a large published survey of non-employee director compensation across a wide range of industries and company sizes. The goal is to set non-management Director compensation at roughly the mid-point of compensation paid by companies of similar size in similar industries. The Nominating and Corporate Governance Committee reviews the benchmarking materials and approves and recommends all non-management Director compensation changes for approval by the full Board of Directors.

The following table sets forth information regarding the compensation of the non-employee Directors of the Company who served in 2022.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)

Aziz Aghili(2)	91,541	140,000	231,541

Laurie Brlas	110,000	140,000	250,000

David D. Campbell(3)	17,781	0	17,781

Paul D. Carrico	110,000	140,000	250,000

Robert A. Hagemann	117,959	140,000	257,959

Philip R. Martens	260,000	140,000	400,000

Mary K. Rhinehart	110,000	140,000	250,000

Dean A. Scarborough	112,028	140,000	252,028

Larry M. Venturelli	125,035	140,000	265,035

Lynn A. Wentworth	127,853	140,000	267,853

(1)

The dollar value of fees earned or paid in cash does not include a $12.32 cash payment in lieu of a fractional share. The dollar value of stock awards is equal to the aggregate fair value of the stock award as of the date of grant, plus the $12.32 cash payment in lieu of a fractional share.

(2)	Mr. Aghili joined the Board of Directors on March 1, 2022.

(3)	Mr. Campbell retired from the Board on March 1, 2022.

On May 26, 2021, the Board of Directors revised the compensation program for non-employee directors as shown below. No changes were made to the compensation program for non-employee directors during 2020 or 2022.

Proposal 1 — Election of Directors

Compensation History

Type of Compensation	Compensation prior to February 21, 2019	Compensation as of February 21, 2019	Compensation as revised on May 26, 2021

Annual Cash Retainer	$ 90,000	$100,000	$110,000

Annual Equity Grant	$110,000	$120,000	$140,000

Fee for Chair of the Board and Chair of the Nominating and Corporate Governance Committee	$150,000	$150,000	$150,000

Fee for Chair of the Audit Committee	$ 20,000	$ 25,000	$ 25,000

Fee for Chair of the Compensation and Management Development Committee	$ 15,000	$ 20,000	$ 20,000

Cash retainers and fees are payable in quarterly installments. The annual equity grant is payable in May of each year in shares of the Company’s common stock with a value of approximately $140,000 on the date of grant. The Company does not pay Board or committee meeting fees, but does reimburse all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

In July 2020, the Board of Directors approved a non-qualified deferred compensation plan for Directors (the “Directors NQDCP”) that allows the Directors to defer receipt and taxation of their annual compensation commencing in 2021. The Directors NQDCP has the same investment fund choices as the Company’s non-qualified deferred compensation plan for senior employees, but also allows the Directors to defer their cash and equity compensation into a Company stock fund. Messrs. Aghili, Hagemann, Scarborough and Ms. Wentworth participated in the Directors NQDCP during 2022.

BOARD RECOMMENDATION

The Board believes that voting for each of the three nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the three nominees for Director.

Audit Matters

REPORT OF THE AUDIT COMMITTEE

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of six members, each of whom is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with the independent auditors the matters required to be discussed with audit committees by the Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures regarding the auditors’ independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with our independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Larry M. Venturelli (Chair)

Aziz Aghili

Paul D. Carrico

Robert A. Hagemann

Mary K. Rhinehart

Dean A. Scarborough

AUDIT FEES

Aggregate fees billed to us for the fiscal year ended December 31, 2022 and for the fiscal year ended December 31, 2021 by PricewaterhouseCoopers LLP are as follows:

	Year Ended December 31,
	2022	2021

	(in millions)

Audit Fees	$5.8	$5.5

Audit-Related Fees	$ –	$0.6

Tax Fees	$ .3	–

All Other Fees	$ –	–

Total	$6.1	$6.1

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2022 and December 31, 2021, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during 2022 and 2021, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit Matters

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent auditors as well as the fees charged for such services. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining the firm’s independence. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2022 and 2021, all of the audit and non-audit services provided by our independent auditors were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Proposal 2 — Ratification of the

Appointment of Independent Registered

Public Accounting Firm

The Audit Committee of the Board of Directors has evaluated the qualifications, performance and independence of PricewaterhouseCoopers LLP and has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. Although the Company is not required to submit the appointment of its independent registered public accounting firm to the stockholders for ratification, the Board of Directors believes that it is important to do so as a matter of good corporate governance. This proposal asks you to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions from stockholders.

Pursuant to its charter, the Audit Committee has sole and direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Company. The Audit Committee will consider the results of the stockholder vote on ratification, but will exercise its judgment, consistent with its responsibilities under its charter, with respect to the appointment and retention of the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Compensation Matters

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The members of GPHC’s Compensation and Management Development Committee listed below reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation and Management Development

Committee

Lynn A. Wentworth, Chair

Aziz Aghili

Laurie Brlas

Mary K. Rhinehart

Dean A. Scarborough

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) describes the Company’s compensation principles, policies and practices, as well as the specific factors considered by the Compensation and Management Development Committee (referred to in this CD&A as the “Committee”) in making compensation decisions. This CD&A focuses on the compensation of our named executive officers (referred to herein as our “Named Executive Officers,” our “NEOs” or our “Executives”), who are set forth in the first table below and included in the Summary Compensation Table and other tables in this Proxy Statement.

CD&A At-a-Glance

Named Executive Officers:

Name	Position at December 31, 2022	Tenure at Company	Total 2022 Compensation

Michael P. Doss	President and Chief Executive Officer	33 Years	$11,644,401

Stephen R. Scherger	Executive Vice President and Chief Financial Officer	11 Years	$ 3,706,619

Maggie K. Bidlingmaier	Executive Vice President and President, Americas	1 Year	$ 4,294,218

Lauren S. Tashma	Executive Vice President, General Counsel and Secretary	9 Years	$ 2,525.907

Joseph P. Yost	Executive Vice President and President, International	34 Years	$ 3,077,501

Compensation Philosophy:

•	Pay for performance

•	Align the interests of Executives with those of our stockholders

•	Attract, retain, motivate and reward high-performing Executives

Target Total Compensation for NEOs: Approximate Median of Peer Group Similar Officers

Compensation Matters

Compensation Components:

Short-Term Compensation	Base Salary

Annual Cash Incentive under the Management Incentive Plan (“MIP”)

Long-Term Compensation	Equity Compensation: 1/3 Service Restricted Stock Units (“Service RSUs”) 2/3 Performance Restricted Stock Units (“Performance RSUs”)

Other	Retirement Benefits

Health and Welfare Benefits

Termination Pay

President and CEO	Other Named Executive Officers

2022 BUSINESS HIGHLIGHTS

➤	Increased annual Net Sales by 32% to $9.4 billion, with Net Organic Sales increasing 3% over 2021

➤	Grew Adjusted EBITDA by 52% to $1.6 billion

➤	Reduced Net Debt by $526 million and achieved year-end net leverage of 3.2x versus 4.6x at prior year end

➤	Completed integration of AR Packaging acquisition and are on track to achieve $40 million in synergies

2022 HUMAN CAPITAL MANAGEMENT HIGHLIGHTS

➤	Expanded our learning and development opportunities through GPI University with focus on leadership development and technical skills training to build capabilities for success

➤	Strengthened Diversity, Equity and Inclusion efforts by hiring a VP, Talent, Diversity, Equity and Inclusion and a Senior Manager of Diversity, Equity and Inclusion

➤	Expanded Business Resource Groups, which now include Women@GPI, AAPI+ (Asian American, Pacific Islander), Alianza (LatinX network) and BEGN+ (Black Employee Global Network)

Performance Goals and Results

		Target	Achievement
2022 MIP	Adjusted EBITDA (Weighted 50%)	$1,410 million	$1,600 million
(Paid in early 2023)	Cash Flow before Debt Reduction (Weighted 50%)	$635 million	$743 million
	Payout		200%

		Target	Achievement
2019 Performance RSUs	3-Year Aggregate Adjusted EBITDA (Weighted 60%)	$3,080 million	$3,156 million
(Paid in 2022)	3-Year Average Return on Invested Capital (Weighted 40%)	11.02%	11.19%
	Relative Total Stockholder Return Modifier		115.4%
	Payout		139.6%

CEO Pay Ratio		Say-on-Pay Voting History
2022	251:1	2022	91% Approval
2021	136:1	2021	95% Approval
2020	147:1	2020	95% Approval

Compensation Matters

Executive Summary

Our compensation programs reflect our commitment to pay for performance and align the interests of our key employees with those of our stockholders. Executive compensation plans are designed to support the Company’s annual financial goals and long-term strategic plan, as well as to promote stockholder value creation. A significant portion of the compensation packages of our Executives is at-risk pay for performance earned based on specific financial and operational achievements. During 2022, the Company:

•	Increased Net sales by 32% over prior year to $9.4 billion, with Net Organic Sales increasing 3% over 2021;

•	Grew Adjusted EBITDA by 52% over prior year to $1.6 billion;

•	Reduced Net Debt by $526 million over prior year and Net Leverage to 3.2x at year end;

•	Increased its stock price 14.1% over prior year end;

•	Successfully integrated AR Packaging acquisition, with $40 million in synergies on track; and

•	Ramped up production of the new coated recycled board machine in Kalamazoo, MI, returning first $47 million of EBITDA improvement.

Throughout 2022, our compensation program performed as designed, allowing the Company to attract new talent, retain important members of management and reward key members of management appropriately for performance. The Company improved a number of significant financial metrics, including Net Sales, Net Organic Sales, Net Income, Adjusted EBITDA and Net Leverage, indicating that the Company is continuing to capture new business supported by consumer preference for sustainable, fiber-based packaging solutions and performing well operationally. As a result, the Committee approved the payout under the MIP for all participants at 200% of target, subject to business unit and individual performance adjustments.

Compensation Matters

As demonstrated below, the total compensation of our President and CEO and the aggregate total compensation of our other NEOs for each of the past five years (as set forth in the Summary Compensation Table but excluding changes in pension value) is generally aligned with the performance and value of the Company as reflected in the price of its common stock at year-end.

CEO and Other NEO Compensation v. Stock Price Performance

Compensation Design and Market Positioning

The Company’s compensation programs are designed to attract, retain, motivate and reward the Executives responsible for leading the business in a manner that directly aligns the Executives’ interests with those of the Company’s stockholders. To accomplish these objectives, the Committee sets each of the primary components of the Company’s executive compensation program (base salary, short-term cash incentive and long-term equity-based incentives) at a market-competitive rate, which is determined by reference to the approximate median of the relevant peer group (the Industry Specific Peer Group for the CEO and CFO, and the Survey Peer Group for the other NEOs, each as identified below), resulting in each Executive’s total compensation opportunity being set at approximately the median of the relevant peer group’s total pay for executives with similar positions and responsibilities. The Committee does not employ a mechanical process based on external compensation data, however, as other considerations such as time in position, role, individual performance and succession within the Company are considered. As data for the relevant peer group fluctuates or the peer group members are updated to reflect changes in the market, the Committee may make adjustments in one or more components of compensation to more closely align with market. The Committee and, with respect to the President and CEO, the Board of Directors, have full discretion to choose the elements of executive compensation that the Executives will be paid or will be eligible to earn each year and to adjust the proportion of total compensation opportunity that each element provides. Company performance, market data, individual performance, executive succession, hiring and retention needs and internal equity among our Executives’ compensation packages have been the primary factors considered in decisions to change compensation materially.

Peer Group and Market Data

Annually we obtain an analysis of compensation market data to assist in setting pay opportunities for our Executives for the following year. Compensation of the Executives is compared to the pay opportunities provided to executives holding comparable positions at companies with which we compete for business and for talent. The companies used for this comparison are recommended by the Company and the Committee’s compensation consultant and approved by the Committee. Both peer groups are reviewed annually and updated, if necessary, to ensure their appropriateness given any market changes.

Compensation Matters

The companies used to develop 2022 executive compensation are listed below. Amcor plc, International Paper Company and Pactiv Evergreen Inc. were added to the Industry Specific Peer Group to replace Domtar Corporation (which was acquired) and AptarGroup, Inc. (which no longer met the size criteria for the peer group). AGCO Corporation, Parker-Hannifin Corporation and Trane Technologies plc were added to the Survey Peer Group to replace Armstrong World Industries, Inc., MillerKnoll, Inc. and Steelcase Inc., which no longer met the size criteria for the peer group.

Industry Specific Peer Group

Characteristics	Publicly-traded companies Revenue of approximately 1/2 to 1x the Company’s revenue at 2020 FYE

Purpose	Data sourced from public filings Primary reference for the CEO and CFO Secondary reference for the other executive officer roles

Companies	Amcor plc Avery Dennison Corporation Ball Corporation Berry Global Group, Inc. Crown Holdings, Inc. Greif, Inc. International Paper Company	O-I Glass, Inc. Packaging Corporation of America, Inc. Pactiv Evergreen Inc. Sealed Air Corporation Silgan Holdings, Inc. Sonoco Products Company WestRock Company

Survey Peer Group

Characteristics	Broader set of industrial companies (not all publicly traded) Revenue of approximately 1/2 to 2x the Company’s revenue at 2020 FYE

Purpose	Data sourced from survey responses Primary reference for executive officer roles other than CEO and CFO

Companies

AGCO Corporation

Ball Corporation

Berry Global Group, Inc.

Borg Warner Inc.

Builders First Source

Dover Corporation

Eastman Chemical Company

Ecolab Inc.

Fortune Brands Home & Security

International Paper Company

Leggett & Platt Incorporated

Martin Marietta Materials, Inc.

Masco Corporation

Mohawk Industries, Inc.

Owens Corning

O-I Glass, Inc.

Packaging Corporation of America, Inc.

Parker Hannifin Corporation

Rockwell Automation, Inc.

Sonoco Products Company

The Scott’s Miracle-Gro Company

Trane Technologies plc

Vulcan Materials Company

Westlake Corporation

WestRock Company

Compensation Matters

Pay and Performance

Although target compensation for each of our Executives is established at the beginning of each year with reference to the approximate median of the relevant peer group, each Executive’s actual compensation each year may be above or below the target level based on individual, business unit and overall Company performance, as well as changes in the price of the Company’s common stock. The Committee believes that the Company’s compensation program has been successful in aligning pay levels with the performance of the Company over time. The chart below illustrates the relationship between the total compensation of the CEO and the aggregate compensation of the other NEOs and the Company’s Adjusted EBITDA. Adjusted EBITDA is used by the Company as a performance measure for both the MIP and the long-term equity incentive program because it measures the operational effectiveness of the whole organization while adjusting out those charges or credits that are unrelated to core operations or that are intended to benefit the Company in the long term.

CEO and Other NEO Compensation v. Adjusted EBITDA Performance

Compensation Matters

Key Compensation Practices

Below are certain of the Company’s executive compensation practices that we believe are instrumental in achieving the Company’s compensation goals while mitigating risk and maintaining sound compensation practices.

What we do:	What we don’t do:

✓ Maintain a compensation mix that encourages employees to focus on achieving Company-wide profitability and strategic goals over both the short and long term

✓ Structure the majority of compensation paid to Executives as performance-based compensation

✓ Annually benchmark compensation with reference to the approximate median of peer group companies with which we may compete for talent

✓ Establish payout caps on short-term and long-term incentive compensation awards

✓ Retain an independent compensation consultant that is engaged by and reports directly to the Committee

✓ Subject short-term and long-term incentive compensation awards to clawback in the event of misconduct resulting in a restatement

✓ Require senior officers and members of the Board to maintain minimum equity ownership levels

✓ Review the Company’s compensation plans and practices annually to ensure that they do not encourage excessive risk-taking

×   Permit hedging, pledging or short-sale transactions by our employees or members of our Board of Directors

×   Pay dividends on unvested equity-based incentive awards

×   Pay tax gross-ups on change of control severance benefits

×   Provide excessive perquisites to our Executives

Role of our Stockholders

Our stockholders play an important advisory role in determining the appropriateness of the compensation paid to our Executives. At the Annual Meeting of Stockholders on May 24, 2022, 91% of the shares represented and entitled to vote at the Annual Meeting were voted to approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the 2022 Proxy Statement. After considering the results of this advisory vote on executive compensation, as well as the advisory votes in 2021 and 2020 that were each approved by 95%, the Committee concluded that the compensation paid to our Named Executive Officers and the Company’s overall pay practices enjoy strong stockholder support. Going forward, future advisory votes on executive compensation, including the vote on the executive compensation described in this Proxy Statement will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Note that at the Annual Meeting of Stockholders on May 24, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board has implemented an advisory vote on executive compensation once every year. Following the vote on the frequency of stockholder votes on executive compensation described herein, the next required vote on the frequency of stockholder votes on executive compensation will occur at the 2029 Annual Meeting of Stockholders.

Role of the Compensation and Management Development Committee

The Committee is responsible for establishing the Company’s general compensation philosophy and working with management to develop all compensation programs, including the equity compensation programs in which the executive officers participate. The Committee works to ensure that the Company’s practices, policies and programs, including its integrated talent management process and its diversity, equity and inclusion programs, link pay to performance, encourage an appropriate degree of risk-taking, are consistent with the Company’s objectives of attracting, retaining, rewarding and motivating key employees, and align the interests of key employees with those of stockholders. The Committee’s annual process for determining the compensation of each NEO is depicted below.

Compensation Matters

Compensation Process

In addition to setting compensation levels, the Committee annually reviews the Company’s compensation programs and assesses whether any risks arising from such practices, policies and programs are reasonably likely to have a material adverse effect on the Company. The Committee also reviews, evaluates and approves the Company’s health and welfare plan offerings and the Company’s retirement and savings plans to ensure their alignment with the market, effectiveness in attracting and retaining talent and cost effectiveness. The Committee is also responsible for reviewing the Company’s diversity, equity and inclusion programs and integrated talent management processes to assess the success of these programs in facilitating the Company’s short- and long-term objectives. The Committee directs the annual succession planning process for executive officers and facilitates the Board’s review and approval of the President and CEO’s succession plan. The Committee also annually reviews compliance with executive shareholding requirements and monitors any application of the Company’s clawback policy.

Role of Compensation Consultants

The Committee retained Willis Towers Watson US LLC (“WTW”) to act as the Committee’s independent advisor on executive compensation and benefits throughout 2022. The mandate of the compensation consultant is to work for the Committee in its review of executive compensation practices and programs, including assessing the overall competitiveness

Compensation Matters

of pay levels and program design, and providing updates on market trends and technical considerations. The Committee instructed the compensation consultant to compile and provide data on both total pay and individual elements of compensation among companies in the peer groups, as well as trends in compensation practices that they observed within the peer groups and generally among public companies. The Committee does not rely on the compensation consultant to recommend specific levels of total pay or any specific element of compensation to our Executives (other than the CEO for whom they make a recommendation); such recommendations are developed by management based on information provided by the compensation consultant and then presented to the Committee for consideration. Representatives of WTW attended each of the five Committee meetings in 2022 at the Committee’s request and were available to provide information to the Committee as questions and issues arose. The Committee completes an assessment of the compensation consultant annually. The Committee determined that the compensation consultant is independent after consideration of the SEC’s independence factors.

Role of Executive Officers

The President and CEO and Executive Vice President, Human Resources use the compensation consultant’s executive benchmarking data to make recommendations for base pay, MIP targets and LTIP targets for the Executives (other than the President and CEO). The Committee works with the compensation consultant to propose the compensation design and award amounts for the President and CEO to the Board of Directors.

Overview of Executive Compensation Components

The Committee evaluates the alignment between compensation philosophy, plan design and achievement of short and long-term results to determine the components of our Executives’ compensation program. We structure the majority of compensation to Executives as performance-based compensation. Our 2022 executive compensation program consisted of the compensation components set forth in the table below.

Compensation Matters

Compensation Components

Element/How it is Paid	Purpose	Description

Base Salary Cash	Compensates our Executives for their role and level of responsibility within the Company.	Base salary serves to reward performance and recognize significant increases in the scope of an Executive’s position and responsibilities. Base salary changes take into account market data for similar positions, the Executive’s experience and time in position, any changes in responsibilities and individual performance. Individual performance is determined by the Committee by considering achievement of individual performance goals established at the beginning of each year. Such performance goals support the financial and operational goals established for the Company and may include certain more subjective goals such as talent development, cultural initiatives, compliance and management effectiveness.

Annual Short-Term Incentive under the Management Incentive Plan (“MIP”) Cash	Provides a meaningful short-term cash incentive that rewards the achievement of specified annual financial goals.	The MIP rewards achievement of annual financial goals that support the Company’s annual operating plan. For 2022, the financial measures used were Adjusted EBITDA and Cash Flow before Debt Reduction. The annual incentive target for each Executive is a percentage of his or her salary. See the 2022 MIP Performance Goals and the Incentive Targets for the Executives in the tables below.

Long-Term Equity Incentives Shares of Common Stock	Promotes retention and rewards performance over a three-year period, thereby aligning the interests of the Executives with the interests of stockholders.	The Company’s long-term incentive program has two elements: Service RSUs and Performance RSUs. Service RSUs make up one-third of the total long-term incentive value granted to Executives and Performance RSUs make up two-thirds of such value. Service RSUs represent the right to receive one share of the Company’s Common Stock after a three-year vesting period, while Performance RSUs represent the right to earn 0% to 200% (the maximum payout) of the target award based on the Company’s achievement of specific performance goals established for a three-year period. The financial measures for the 2019 grants of Performance RSUs that were paid out during 2022 were 3-Year Aggregate Adjusted EBITDA (weighted 60%) and 3-Year Average Return on Invested Capital (weighted 40%), subject to a Relative Total Stockholder Return modifier that adjusts the payout up or down by 20% (up to the 200% of target maximum payout). See the 2019 Long-Term Incentive Program Performance Goals and the target award value (as a percentage of salary) for the Executives in the tables below.

Retirement Benefits Matching and Supplemental Contributions	Promotes retention and rewards tenure with the Company.

The Executives are eligible to participate in the Graphic Packaging International, LLC Savings Plan (the “401(k) Plan”) and the Graphic Packaging International, LLC Non-Qualified Deferred Compensation Plan (the “NQDCP”). Under the 401(k) Plan, employees who choose to contribute receive a matching contribution from the Company equal to 100% of the first 4% of contributions and 50% of the next 3% of contributions. Employees who do not participate in the Company’s pension plans are eligible to receive an annual supplemental contribution to the 401(k) Plan equal to 3% of eligible earnings.

The NQDCP permits eligible employees (including the Executives) to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. Employees in the NQDCP who do not participate in the Company’s pension plans are eligible for an annual 401(k) restoration matching contribution equal to a percentage of their deferral amount divided by compensation over the annual IRS limit, up to a maximum of 5.5% and an annual supplemental contribution equal to 3% of eligible pay over the annual IRS limits. In addition, the Company provides an employer contribution to the NQDCP equal to 3% of total pay to eligible senior executives (including the Executives).

Health and Welfare Benefit Plans Insurance	Promotes the well-being of the Company’s employees and provides comparable benefits to those provided by other companies that compete for high-performing executive talent.	The Executives and all salaried employees may participate in medical, dental, vision, accidental death and dismemberment, business travel accident, prescription drug, life and disability benefit plans. The Executives are also eligible for an executive physical benefit in which the Company pays for an annual physical exam through a specified provider under the Company’s medical plan.

Compensation Matters

Each of these elements is discussed further below, as well as the methodology used for setting the amount of each type of compensation.

Base Salary

The Committee generally reviews and makes any adjustments to base salaries in connection with changes in position and on a periodic basis that is generally twelve months after the most recent adjustment for the Executive. As shown in the table below, in 2022 the Committee approved base salary increases for the Executives ranging from 3% to 12%, with Mr. Doss receiving an increase of 12% in recognition of the significant growth of the Company due to the AR Packaging acquisition and the resulting change in the scope of his position. Other base salary increases were based upon each Executive’s performance, scope of responsibilities, market data for executives with similar positions and responsibilities, and internal equity considerations. Such increases became effective as of January 1, 2022.

Name	Position	2021 Base Salary	2022 Base Salary	% Change

Michael P. Doss	President and CEO	$1,119,250	$1,253,600	12%

Stephen R. Scherger	EVP and CFO	$688,418	$709,071	3%

Maggie K. Bidlingmaier[1]	EVP and President, Americas	N/A	$650,000	N/A

Lauren S. Tashma	EVP, General Counsel and Secretary	$535,436	$585,232	9%

Joseph P. Yost	EVP and President, Americas	$601,000	$650,000	8%

[1]	Ms. Bidlingmaier joined the Company on January 28, 2022.

Short-Term Cash Incentive

The Company’s short-term cash incentive opportunity under the MIP rewards the achievement of specified annual financial goals. For 2022, the financial measures used to set such financial goals were Adjusted EBITDA and Cash Flow Before Debt Reduction, each weighted 50% in the calculation. The Committee chose these financial metrics because they are well understood objective targets and have a direct link to the Company’s annual business plan. The degree to which MIP pays out varies both up and down based on business performance (up to a maximum of 200% of target), as reflected in the following chart.

2022 MIP Performance Goals

Adjusted EBITDA (Weighted 50%)			Cash Flow Before Debt Reduction (Weighted 50%)[1]

Performance		Payout	Performance		Payout

<90% of Target	$1,270 Million	0%	<85% of Target	$540 Million	0%

Target	$1,410 Million	100%	Target	$635 Million	100%

110% of Target	$1,550 Million	200%	115% of Target	$730 Million	200%

Actual Performance	$1,600 Million	200%	Actual Performance	$743 Million	200%

Combined Performance	200% of Target Goals

Total Payout	200% of Target Payout

Compensation Matters

Adjustments to MIP target levels are made periodically, taking into consideration the relevant peer group, the CEO’s recommendations (for Executives other than himself) and input from the compensation consultant. The annual incentive target (as a percentage of base salary) for each of the Executives for 2021 and 2022 is set forth below:

Name	2021 Incentive Target	2022 Incentive Target

Michael P. Doss	125%	135%

Stephen R. Scherger	80%	85%

Maggie K. Bidlingmaier	N/A	75%

Lauren S. Tashma	70%	70%

Joseph P. Yost	75%	75%

Short-Term Cash Incentive Payouts for 2022. Cash incentive payouts under the MIP for 2022 for the Executives are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The Company’s performance with respect to its Adjusted EBITDA performance goal was 113% of target and with respect to its Cash Flow Before Debt Reduction performance goals was 117% of target, resulting in a calculated MIP payout at 200% of target.

For more information on the 2022 annual incentive opportunities for the Executives, refer to the “Grants of Plan-Based Awards” table in this Proxy Statement. The column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” provides the estimated payouts for the Executives at threshold, target and maximum performance levels for 2022.

Long-Term Equity Incentives

The Committee has designed the long-term equity incentive program to be consistent with its desire to tie a larger percentage of the Executives’ total compensation to Company performance. Accordingly, one-third of the total long-term incentive value is granted in Service RSUs and two-thirds is granted in Performance RSUs. Both Service RSU and Performance RSU grants are intended to retain Executives during a multi-year vesting period and promote equity ownership.

Service RSUs and Performance RSUs granted under the long-term incentive program generally vest in full on the third anniversary of the date of grant (assuming the Executive has continued in his or her employment by the Company through such date). Upon death, disability, retirement (as defined in the grant agreement) or involuntary termination without cause, a proportion of the RSUs vests. In the event of a change of control (as defined in the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan (the “2014 Plan”)), all Service RSUs and earned Performance RSUs vest in full. The number of Performance RSUs considered earned in the event of a change of control is determined based on assumed target performance for the performance period.

Payout of 2019 Grants. In January 2022, the Committee approved the payout of the Performance RSUs granted in 2019 at 139.6% of target, based on the achievement of the performance goals for the three-year performance period shown below, as adjusted by the relative total stockholder return modifier.

2019 Long-Term Incentive Program Performance Goals

3-Year Aggregate Adjusted EBITDA (Weighted 60%)			3-Year Average Return on Invested Capital (Weighted 40%)

Performance		Payout	Performance		Payout

<90% of Target	$2,772 Million	0%	<90% of Target	9.91%	0%

Target	$3,080 Million	100%	Target	11.02%	100%

110% of Target	$3,388 Million	200%	110% of Target	12.12%	200%

Actual Performance	$3,156 Million	124.7%	Actual Performance	11.19%	115.5%

Combined Performance 102.1%

Combined Payout before TSR modifier 121.0%

TSR modifier 115.4%

Total Payout 139.6%

Compensation Matters

The Company achieved Adjusted EBITDA of $3,156 million (102.5% of target) resulting in a payout of this component at 124.7% and Return on Invested Capital of 11.19% (101.5% of target) resulting in a payout of this component at 115.5% and a combined payout at 121.0% of target prior to application of the total stockholder return modifier. The Company’s performance with respect to TSR was at the 69.2 percentile, which resulted in a 115.4% payout modifier. Applying the TSR modifier to the Company’s 121.0% performance under the performance measures, the payout was 139.6% of target.

2022 Grants. In February 2022, the Company granted both Service RSUs and Performance RSUs to each Executive, under the long-term equity incentive program. For Executives, the total number of RSUs granted was set based on a value delivered as a percentage-of-salary formula, with the percentage established based on a review of responsibilities, market data and internal equity considerations. The value determined by the percentage of salary was then converted to the total number of RSUs by dividing the value by the average stock price of the Company’s common stock during January 2022. One-third of the total number of RSUs was granted as Service RSUs and two-thirds was granted as Performance RSUs. The target value of RSUs granted under the long-term equity incentive program (as a percentage of salary) during 2021 and 2022 for each of our Executives is set forth below:

Name	2021 Target	2022 Target

Michael P. Doss	490%	515%

Stephen R. Scherger	215%	225%

Maggie K. Bidlingmaier	N/A	185%

Lauren S. Tashma	155%	165%

Joseph P. Yost	185%	185%

For the Performance RSUs granted in 2022, the performance goals consist of a preset aggregate Adjusted EBITDA amount, a Return on Invested Capital percentage and an Organic Revenue Growth percentage. The actual Adjusted EBITDA, Return on Invested Capital and Organic Revenue Growth performance goals are not disclosed here, as the Committee believes they constitute sensitive competitive information. The actual goals will be disclosed after payout. The Adjusted EBITDA goal is weighted in the calculation of the Company’s annual achievement at 40%, the Return on invested capital percentage goal is weighted in the calculation at 40% and the Organic Revenue Growth goal is weighted at 20%. Total payout is also subject to a relative total stockholder return (“TSR”) modifier, which can modify payouts earned up or down by up to 20% (subject to the 200% of target cap). This payout modifier measures the Company’s stock performance against other similar companies and helps to more closely align management and stockholders’ interests.

Health and Welfare Benefit Plans

The Committee believes that it is necessary to provide health and welfare benefits to promote the well-being of the Company’s employees and to remain competitive in the recruitment of new high-performing talent. The health and welfare benefit plans are similar to those provided by the Company’s peer group companies.

Perquisites

The Company generally does not provide significant perquisites to its Executives, other than Company-initiated international assignment and relocation benefits (and tax gross-ups with respect thereto) and executive physicals.

Retirement Benefits

Qualified and Non-Qualified Defined Benefit Plans. During 2019 and 2020, the Company settled its liabilities under the GPI U.S. Consolidated Pension Plan (the “Pension Plan”) through lump-sum payouts to participants and the purchase of a group annuity contract that transferred the Company’s remaining pension benefit obligations to an insurance company. Following completion of these actions, none of the Executives participate in the Company’s remaining qualified pension plans, although Messrs. Doss and Yost still have balances in the Company’s supplemental executive retirement plans.

Qualified and Non-Qualified Defined Contribution Plans. Executives and all other non-union employees who meet certain service requirements are eligible to participate in the 401(k) Plan, which is a qualified defined contribution plan under the rules of the IRS. Employees hired on or after January 1, 2008 or who are no longer able to participate in the Pension Plan are eligible for an annual supplemental contribution by the Company to their 401(k) Plan account equal to 3% of eligible earnings.

Compensation Matters

Executives and other eligible senior employees are also eligible to participate in the NQDCP. This plan allows Executives and other senior executives to contribute to and receive contributions from the Company on a basis that would be commensurate with other employees as a percent of pay. The plan offers investment options that generally mirror those available under the Company’s 401(k) Plan. Annually, the Company makes a 401(k) restoration matching contribution on behalf of those participants who do not participate in or receive future service accruals under the Company’s Pension Plans equal to a percentage of their annual deferral amount divided by compensation over the annual IRS limit, up to a maximum of 5.5%. The Company also makes a supplemental contribution equal to 3% of eligible pay over the annual IRS limit for Executives and senior executives of the Company. The NQDCP also provides an employer contribution equal to 3% of total pay for eligible senior executives (including the Executives).

Employment Agreements, Severance Arrangements and Change of Control Provisions

Executive officers serving prior to January 2014 (Messrs. Doss, Scherger and Yost) have employment agreements with generally uniform provisions, including non-competition and non-solicitation covenants as well as claims releases and severance provisions. The employment agreements specify the initial position, base salary and aggregate annual bonus opportunity (as a percentage of base salary) for each Executive at the time the agreement was entered into, as well as severance arrangements under different circumstances. Executives may receive severance benefits if they are terminated involuntarily without cause or terminate voluntarily for Good Reason (as defined below) within 30 days of the Good Reason event. The Executive must deliver written notice of intention to terminate for Good Reason, specifying the applicable provision, and provide the Company a reasonable opportunity to cure. The Good Reason provision in the agreements was designed to equalize the treatment of voluntary terminations for Good Reason with involuntary terminations without cause. Doing so enables the contracts to fulfill their purpose of promoting retention during times of uncertainty and transition. “Good Reason” as defined in the agreements includes material reduction in position, responsibilities or duties, failure by the Company to obtain the assumption of the agreement by a successor company, reduction in base salary (unless the reduction does not exceed 10% and is applied uniformly to all similarly situated executives), breach of agreement or mandatory relocation (other than in connection with promotion) of more than 50 miles. For Mr. Doss, the severance benefit is an amount equal to one year’s base salary, his target bonus for the year in which termination occurs and his actual bonus based on the plan targets, prorated for the number of days Mr. Doss is employed during the year in which termination occurs. For Messrs. Scherger and Yost, the severance benefit is one times base salary. Executives also receive health and welfare benefits for one year after termination and a pro-rata bonus payout. Mr. Doss also vests in any unvested equity awards on the date of his termination as if he were retirement eligible (daily pro-rata vesting) without regard to his actual age or years of service on the date of termination. In addition, if an Executive is separated from service without cause or for Good Reason within one year of a change in control, the Executive receives (i) an additional one-half year of base salary (one year for Mr. Doss) and (ii) instead of the pro-rata bonus, a bonus equal to the Executive’s target level bonus for the year in which the separation occurs (assuming that all performance targets had been achieved) multiplied by 1.5 (multiplied by 2 for Mr. Doss). All benefit payments under the employment agreements are conditioned upon the Executive executing and returning a claims release to the Company.

Executives who do not have employment agreements are eligible to participate in the Graphic Packaging International, LLC Executive Severance Plan. Similar to the provisions in the employment agreements, the Executive Severance Plan provides severance benefits equal to one year’s base salary and a pro-rata bonus if the Executive is terminated involuntarily without cause or terminates his or her employment for Good Reason. If such a termination occurs within one year after a change in control, Executives receive an additional one-half year’s base salary and an amount equal to his or her bonus at target level as if he or she had been employed for the entire year multiplied by 1.5. Payments under the Executive Severance Plan are conditioned upon the participant executing a release that includes a general release of claims against the Company and an agreement to certain confidentiality, non-competition and non-solicitation of employee and customer provisions.

In addition to the change in control provisions in the employment agreements and the Executive Severance Plan, the award agreements for Service RSUs and Performance RSUs provide for accelerated vesting and payout in the event of a change in control. A “change in control” of the Company means any of the following events:

•

The acquisition by any person of beneficial ownership of thirty percent (30%) or more of the combined voting power or outstanding shares of common stock of the Company entitled to vote generally in the election of directors, except if such acquisition is by a person who, prior to such acquisition, is the beneficial owner of thirty percent (30%) or more of such securities, or if such acquisition is by any employee benefit plan or related trust;

Compensation Matters

•

Individuals of the incumbent Board (other than those whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) do not constitute at least a majority of the Board;

•

Consummation of a reorganization, merger or consolidation to which the Company is a party unless (i) all or substantially all of the individuals and entities who were the Beneficial Owners of the Company’s outstanding securities prior to such transaction beneficially own more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction, and (ii) no person (excluding successors to current stockholders or any employee benefit plan or related trust) beneficially owns thirty percent (30%) or more of the combined voting power of the then outstanding voting securities, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the resulting entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing such reorganization, merger or consolidation;

•	The sale, transfer or disposition of all or substantially all of the assets of the Company; or

•	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The foregoing events were chosen to trigger the vesting and payout of RSUs (even without a subsequent termination of employment) because they constitute a fundamental change in the ownership or control of the Company, which materially alters the prospects and future of the Company and, therefore, the employment conditions and opportunities for the members of management, including the Executives, who receive RSUs.

Policies Applicable to Executive Officers

Clawback Provisions

The Company has clawback provisions in the MIP and long-term equity incentive program grant agreements that call for the recoupment of any short-term incentive compensation under the MIP or any equity-based award given to a current or former employee in the event of a restatement of the Company’s reported financial results. If the Company is required to prepare an accounting restatement due to the material non-compliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and the employee (i) is determined by the Committee to have knowingly or grossly negligently engaged in misconduct, or knowingly or grossly failed to prevent misconduct, or (ii) if the employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or any other regulation, the employee must reimburse the Company the amount of any payment in settlement of any award earned or accrued during the twelve-month period following the filing of the non-compliant financial document.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines that apply to the non-management members of our Board of Directors and our senior officers (including the Executives). The guidelines require such persons to maintain beneficial ownership of the Company’s common stock having a value equal or greater than:

•	3x the annual cash retainer paid to the non-management members of the Board of Directors

•	6x the base salary paid to the President and CEO

•	3x the base salary for the Executive Vice Presidents

•	1x the base salary for the Senior Vice Presidents

Shares owned by a Director or executive officer and unvested Service RSUs count toward satisfaction of the stock ownership guidelines. Unvested Performance RSUs do not count toward satisfaction of the stock ownership guidelines. Directors and executive officers are expected to achieve their applicable ownership levels within five years of becoming subject to the guidelines. All of the Company’s non-management Directors and Executives are in compliance or on target to comply with the guidelines.

Compensation Matters

Hedging and Pledging Policy

The Company’s Hedging and Pledging Policy is contained in its Policy on Trading in Securities of Graphic Packaging Holding Company. Such policy prohibits any director, officer, employee or agent of the Company or its subsidiaries, including their immediate family members and others in their households (each a “Company Associate”) from entering into short sales, publicly-traded options and hedging transactions such as zero cost collars and forward sale contracts that allow the Company Associate to lock in much of the value of his or her securities holdings or continue securities ownership without the full risks and rewards of such ownership. In addition, Company Associates are prohibited from pledging our securities, including through holding our securities in margin accounts or pledging our securities as collateral for a loan.

Tax Issues

Favorable accounting and federal corporate income tax treatment of the various elements of our compensation program is a consideration in its design. However, because of the Company’s net operating loss carryforwards, which are expected to offset the Company’s federal income tax obligations for several years, and because the Committee’s policy is to maximize long-term stockholder value, it is not a primary consideration.

Compensation Matters

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to or earned by the Company’s Principal Executive Officer (Mr. Doss), Principal Financial Officer (Mr. Scherger), and the Company’s three other most highly paid executive officers who were serving as executive officers on December 31, 2022 (collectively, the “Named Executive Officers”) for each of the three fiscal years ended December 31, 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)(3)

Michael P. Doss President and Chief Executive Officer (Principal Executive Officer)	2022	1,253,600		6,756,267	3,384,720		249,814	(4)	11,644,401
	2021	1,119,250	–	5,006,859	895,400	–	287,760		7,309,269
	2020	1,086,650		5,030,321	1,358,313	190,604	343,213		8,009,101

Stephen R. Scherger Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2022	709,071		1,669,583	1,205,421		122,545	(5)	3,706,619
	2021	688,418	–	1,351,238	352,470		153,020		2,545,146
	2020	668,367		1,524,431	641,632	–	166,079	(6)	3,000,509

Maggie Bidlingmaier Executive Vice President and President, Americas	2022	600,758	–	2,758,404	901,137		33,919		4,294,218

Lauren S. Tashma Executive Vice President, General Counsel and Secretary	2022	585,232		1,010,533	819,325		110,817	(7)	2,525,907
	2021	535,436	100,000	757,667	239,875		110,908		1,743,887
	2020	519,841		777,071	405,476	–	118,986		1,821,374

Joseph P. Yost Executive Vice President and President, International	2022	650,000		1,258,407	975,000		194,093	(8)	3,077,501
	2021	601,000	–	1,265,030	288,480	–	130,617		2,285,127
	2020	583,495		1,041,041	525,145	75,438	129,544		2,354,663

(1)

Amounts shown in this column represent the aggregate fair value of Service RSUs and Performance RSUs as of the date of grant, computed in accordance with FASB ASC Topic 718. The value of Performance RSUs assumes performance occurs at target level. The value of 2022 Stock Awards assuming payout of Performance RSUs at the maximum level is as follows: Mr. Doss: $11,456,857; Mr. Scherger: $2,831,182; Ms. Bidlingmaier: $2,133,924; Ms. Tashma: $1,713,594; and Mr. Yost: $2,133,924.

(2)

The amounts set forth in this column for Messrs. Doss and Yost for 2020 represent increases under the Supplemental Retirement Plans only, because both Mr. Doss and Mr. Yost received lump sum payments of accrued benefits under the U.S. Consolidated Pension Plan in 2019. The present value of Mr. Doss and Mr. Yost’s accumulated benefits under our Supplemental Retirement Plans decreased by $46,893 and $20,289, respectively, during 2021 and by $350,582 and $138,391during 2022 due to an increase in discount rates used to calculate the present value of their accumulated benefits. Mr. Scherger, Ms. Bidlingmaier and Ms. Tashma do not participate in the Company’s Pension Plans or Supplemental Retirement Plans. None of the Named Executive Officers realized above market or preferential earnings on deferred compensation.

(3)	Amounts in this column may not equal the sum of the amounts in the line exactly due to rounding.

(4)

The amount shown for Mr. Doss includes (i) $25,918 of Company matching and supplemental contributions to the Company’s 401(k) Plan; (ii) $221,210 of Company matching and supplemental contributions to the NQDCP; and (iii) $2,686 for an executive physical.

(5)

The amount shown for Mr. Scherger represents (i) $26,393 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $96,152 of Company matching and supplemental contributions to the NQDCP.

(6)	The amount shown for Ms. Bidlingmaier represents (i) $15,896 of Company matching contributions to the Company’s 401(k) Plan; and (ii) $18,023 of Company supplemental contributions to the NQDCP.

(7)

The amount shown for Ms. Tashma includes (i) $26,719 of Company matching and supplemental contributions to the Company’s 401(k) Plan; (ii) $80,187 of Company matching and supplemental contributions to the NQDCP; and $3,911 for an executive physical.

(8)

The amount shown for Mr. Yost represents (i) $26,561 of Company matching and supplemental contributions to the Company’s 401(k) Plan; (ii) $82,000 of Company matching and supplemental contributions to the NQDCP; (iii) a housing allowance of $10,000, together with a gross-up of $6,488 related thereto; (iv) a relocation allowance of $25,000 with a gross-up of $13,010 related thereto; (v) a $16,547 tax equalization benefit; and (vi) $14,487 of international housing and cost of living allowances.

Compensation Matters

Additional Information regarding the Summary Compensation Table

Salary. The amounts shown as salaries in the Summary Compensation Table for 2022 represent amounts actually paid during 2022 and may not be the same as base salary levels at fiscal year end. The salaries shown include amounts contributed to the Company’s 401(k) Plan and NQDCP by the Executive.

Non-Equity Incentive Plan Compensation. The Company’s MIP is designed to provide short-term incentive awards based upon the accomplishment by the Company of performance goals established at the beginning of each year. Awards are paid in cash during the first quarter of the following year. The amounts shown in the Summary Compensation Table represent amounts earned in 2022 and paid during the first quarter of 2023.

Stock Awards. In 2022, the Compensation and Management Development Committee and the Board approved grants of RSUs under the 2014 Plan to our Named Executive Officers. These grants were made up of Service RSUs (one-third of total grant) and Performance RSUs (two-thirds of total grant). The number of shares paid out pursuant to the Performance RSUs is determined by the accomplishment of certain performance metrics established by the Board of Directors. For 2022 grants, the performance metrics are Adjusted EBITDA for the three-year period ending December 31, 2024 (40% weight), average return on invested capital for the three-year period ending December 31, 2024 (40% weight) and Organic Revenue Growth (20% weight). Performance RSUs are also subject to a relative Total Stockholder Return modifier, which adjusts payouts by up to 20% (up or down), subject to the 200% of target cap. All of the RSUs vest on the third anniversary of the date of grant and are payable in shares of the Company’s common stock.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table represent only the aggregate increase (if any) in the present value of accumulated benefits under our Supplemental Plans, as none of the Executives participated in the U.S. Consolidated Pension Plan during 2022. None of the Named Executive Officers realized above-market or preferential earnings on deferred compensation.

2022 CEO Pay Ratio Information

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K promulgated under the Exchange Act, the Company is required to determine and disclose the total annual compensation of the Company’s Principal Executive Officer (who is Michael P. Doss, the Company’s President and CEO) and the total annual compensation of the employee with the median of the total annual compensation of all employees of the Company (excluding Mr. Doss) and then express these amounts as a ratio.

The Company reviewed employee headcount information and our compensation programs for 2022 and determined that because of the Americraft Carton, Inc. and AR Packaging Group AB acquisitions (both of which were omitted from the Company’s pay ratio calculation for 2021 in accordance with Instruction 7 to Item 402(u) of Regulation S-K), the Company’s employee population had grown substantially internationally. Because of this growth and the potentially significant impact on the Company’s pay ratio disclosure, the Company determined that it should once again determine the employee with median total annual compensation in 2022.

To identify the employee with the median total annual compensation in 2022, the Company chose all cash compensation paid during the calendar year to each of its domestic and international employees as of December 31, 2022 as its consistently applied compensation measure. The Company did not annualize salaries for those employees who started working for the Company midyear or those employees who were on leave for a portion of the year. For those international employees paid in a different currency, the Company converted the total of all cash compensation paid to such employees to U.S. dollars, based on the exchange rate in effect on December 31, 2022.

Using the median employee identified based upon 2022 data, the Company determined the median employee’s total annual compensation for 2022 was $46,343. The total annual compensation of our President and CEO for 2022 was $11,644,401. The ratio of the total annual compensation of our President and CEO to the median employee’s total annual compensation was 251:1.

Compensation Matters

The following table sets forth information regarding the grants of annual cash incentive compensation and annual equity compensation during 2022 to the Named Executive Officers.

Grants of Plan-Based Awards in Fiscal 2022

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)

Michael P. Doss	2/22/22	0	1,692,360	3,384,720

	2/22/22				0	224,051	448,102

	2/22/22							112,026	6,756,267

Stephen R. Scherger	2/2/22	0	602,710	1,205,421

	2/22/22				0	55,367	110,734

	2/22/22							27,683	1,669,583

Maggie K. Bidlingmaier	2/2/22	0	487,500	975,000

	2/22/22				0	41,731	83,462

	2/22/22							20,866

	2/8/22							80,128	2,758,404

Lauren S. Tashma	2/2/22	0	409,662	819,325

	2/22/22				0	33,511	67,022

	2/22/22							16,756	1,010,533

Joseph P. Yost	2/2/22	0	487,500	975,000

	2/22/22				0	41,731	83,462

	2/22/22							20,866	1,258,407

(1)	The amounts set forth in these columns reflect the threshold, target and maximum cash payments that could have been earned during 2022 under the MIP.

(2)

Amounts in this column represent the threshold number of Performance RSUs that will be paid out assuming Company performance occurs at less than 90% of the Adjusted EBITDA performance measure, less than 90% of the Return on Invested Capital performance measure and 90% of the Organic Revenue Growth performance measure under the 2022 long-term incentive program (the “2022 LTIP”).

(3)

Amounts in this column represent the number of Performance RSUs granted to each of the Named Executive Officers. This is the number of Performance RSUs that will be paid out assuming Company performance at the target levels under the 2022 LTIP.

(4)	Amounts in this column represent the maximum number of Performance RSUs that will be paid out to each of the Named Executive Officers under the 2022 LTIP, which is 200% of the target level grant.

(5)

Amounts in this column represent the number of Service RSUs granted to each of the Named Executive Officers in 2022. The Service RSUs vest after three years of continuous employment with the Company, or earlier upon a change in control or on a pro-rata basis upon a termination of employment due to death, disability or retirement.

(6)

Amounts in this column represent the aggregate grant date fair value of Performance RSUs and Service RSUs, computed in accordance with FASB ASC Topic 718. The value of the Performance RSUs assumes performance occurs at target level.

Compensation Matters

The following table sets forth the aggregate outstanding RSUs held by the Named Executive Officers at the end of fiscal 2022. None of the Named Executive Officers held any stock options at the end of fiscal 2022.

Outstanding Equity Awards at 2022 Fiscal Year End

	Stock Awards

Name	Numbers of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Michael P. Doss	324,791(4)	7,226,600	649,581(4)	14,453,177

Stephen R. Scherger	88,642(5)	1,972,285	177,284(5)	3,944,569

Maggie K. Bidlingmaier	100,994(6)	2,247,117	41,731(6)	928,515

Lauren S. Tashma	49,289(7)	1,096,680	98,577(7)	2,193,338

Joseph P. Yost	77,377(8)	1,721,638	128,899(8)	2,868,003

(1)	The numbers in this column represent the aggregate number of Service RSUs held by each of the Named Executive Officers as of December 31, 2022.

(2)	Amounts in this column are calculated based on the closing price of the Company’s common stock on December 31, 2022.

(3)	The numbers in this column represent the number of Performance RSUs held by each of the Named Executive Officers as of December 31, 2022.

(4)	Mr. Doss’ RSUs vest as follows: 319,995 on February 20, 2023; 318,300 on February 24, 2024; and 336,077 on February 22, 2025.

(5)	Mr. Scherger’s RSUs vest as follows: 96,974 on February 20, 2023; and 85,902 on February 24, 2024; and 83,050 on February 22, 2025.

(6)	Ms. Bidlingmaier’s RSUs vest as follows: 80,128 on February 8, 2025 and 62,597 on February 22, 2025.

(7)	Ms. Tashma’s RSUs vest as follows: 49,432 on February 20, 2023; 48,167 on February 24, 2024; and 50,267 on February 22, 2025.

(8)	Mr. Yost’s RSUs vest as follows: 66,224 on February 20, 2023; 64,529 on February 24, 2024; 12,926 on December 1, 2024; and 62,597 on February 22, 2025.

The following table sets forth information regarding RSUs held by the Named Executive Officers that vested and were paid out during 2022.

Option Exercises and Stock Vested

	Stock Awards(1)

Name	No. of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)

Michael P. Doss	515,300	10,419,363

Stephen R. Scherger	156,162	3,157,587

Maggie K. Bidlingmaier	–	–

Lauren S. Tashma	79,603	1,609,572

Joseph P. Yost	106,644	2,156,341

(1)

Only Stock Awards are included in the table because none of the Named Executive Officers held or exercised any stock options during 2022. The numbers in this column show the aggregate number of Performance RSUs and Service RSUs vested and paid out during 2022.

(2)	Value realized represents the fair market value of the shares on the vesting date.

Compensation Matters

Pension Benefits at 2022 Fiscal Year End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(3)

Michael P. Doss(2)	Riverwood International Supplemental Retirement Plan	11	820,482	0

	Graphic Packaging Supplemental Retirement Plan	5	11,359	0

Stephen R. Scherger	–	–	–	–

Maggie K. Bidlingmaier	–	–	–	–

Lauren S. Tashma	–	–	–	–

Joseph P. Yost(2)	Riverwood International Supplemental Retirement Plan	11	294,522	0

(1)

The valuation method and assumptions used in calculating the present value of the accumulated benefits are set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(2)

Benefit service was frozen on December 31, 2004 for both the GPIC Retirement Plan and the Graphic Packaging Supplemental Retirement Plan. Mr. Doss was transferred to the Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan as of January 1, 2005. Mr. Doss and Mr. Yost’s benefit service for the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan was frozen as of June 30, 2011. Effective January 1, 2017, the Riverwood International Employees Retirement Plan and the GPIC Retirement Plan were merged into the GPI US Consolidated Pension Plan, but are shown separately in the table above because they are treated as subplans under the consolidated plan.

(3)	In 2019, Mr. Doss and Mr. Yost received lump-sum payments in settlement of the Company’s obligations to them under the GPI US Consolidated Pension Plan.

The following table sets forth information regarding the Named Executive Officers’ participation in the Company’s NQDCP.

2022 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Michael P. Doss	141,476	221,210	(782,978)	–		4,390,419

Stephen R. Scherger	56,602	96,152	(675,130)	–		4,072,338

Maggie K. Bidlingmaier	–	18,023	–	–	18,023

Lauren S. Tashma	42,857	80,187	(118,880)	–		979,038

Joseph P. Yost	49,078	82,000	(322,239)	–		1,559,772

(1)	These amounts were included as 2022 compensation in the “Salary” or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)

These amounts, which were earned as of fiscal year end but not contributed until early 2023, were included in compensation in the “All Other Compensation” column for 2022 in the Summary Compensation Table and are reflected in the “Aggregate Balance at Last FYE” column of this table.

(3)	In previous years the amounts shown below have been included in the Company’s Summary Compensation Table as compensation to the following Named Executive Officers:

Michael P. Doss	$2,547,044

Stephen R. Scherger	$2,268,000

Maggie K. Bidlingmaier	$–

Lauren S. Tashma	$552,863

Joseph P. Yost	$678,190

Compensation Matters

Deferred Compensation. In 2011, the Company implemented the NQDCP, a nonqualified deferred compensation plan to which Executives and other eligible senior employees may defer a portion of their annual base salary and/or payment under the MIP, and to which the Company may also make additional contributions. Contributions to the NQDCP were first made during 2012. The NQDCP permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. The NQDCP offers deemed investment options that generally mirror those available under the Company’s 401(k) Plan. The Company may, in its discretion, make contributions to the NQDCP, such as 401(k) restoration matching contributions and other supplemental contributions for Executives and eligible senior employees who do not participate in or receive future service accruals to one of the Company’s Pension Plans or Supplemental Plans. NQDCP distributions will be made or commence on the earlier of the six-month anniversary of a participant’s separation from service with the Company, a change in control of the Company or, if elected by the participant, on a specified date. Payment will be made in a lump sum or in annual installments (up to 10) as elected by the participant.

The following table provides information as of December 31, 2022, with respect to the Company’s 2014 Plan, under which equity securities are authorized for issuance:

2022 Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)

Equity compensation plan approved by stockholders	4,824,864(1)	N/A	10,376,423(2)

Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	4,824,864(1)	N/A	10,376,423(2)

(1)	Includes no stock options and 4,824,864 RSUs. Does not include up to 2,895,505 additional shares that may be issued if the Performance RSUs are paid out at a level above target.

(2)

All of these securities are available for issuance under the 2014 Plan and may be granted as full-value awards. This number includes 4,054,610 shares transferred from the Company’s Amended and Restated 2004 Omnibus Stock and Incentive Compensation Plan to the 2014 Plan. The number does not reflect up to 2,895,505 additional shares that may be issued if Performance RSUs are paid out at a level above target.

Potential Payments Upon Termination

The table below reflects the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment was terminated (i) because of death; (ii) because of disability; (iii) by the Company without Cause or by the Named Executive Officer for Good Reason (as described in such Named Executive Officer’s employment agreement or, with respect to Ms. Bidlingmaier and Ms. Tashma, the Executive Severance Plan); or (iv) by the Company without Cause or by the Named Executive Officer for Good Reason within one year following a change in control of the Company, in each such case as of December 31, 2022, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment and benefits available to all salaried employees, such as distributions of employee contributions and Company matching and supplemental contributions under the Company’s 401(k) Plan and any accrued untaken vacation pay. These benefits are also in addition to the benefits described above in the Pension Benefits at 2022 Fiscal Year End table and the 2022 Nonqualified Deferred Compensation table.

In the event that a Named Executive Officer is terminated for cause, no cash severance is payable, and the Named Executive Officer forfeits all unvested equity awards. In addition, no continued welfare benefits or outplacement services are provided to the Named Executive Officer.

Compensation Matters

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of an executive’s actual separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events shown below, actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the maximum payouts under any incentive plans and the executive’s age.

	Termination following Death			Termination following Disability			Termination Without Cause or for Good Reason(1)			Termination following a Change in Control(1)

Name	Cash ($)	Equity(2) ($)	Total ($)	Cash ($)	Equity(2) ($)	Total ($)	Cash ($)	Equity(2) ($)	Total ($)	Cash ($)	Equity(2) ($)	Total ($)

Michael P. Doss	1,796,827	13,291,140	15,087,967	1,692,360	13,291,140	14,983,500	4,638,320	13,291,140	17,929,460	7,584,280	21,679,777	29,264,057

Stephen R. Scherger	661,800	3,763,873	4,425,672	602,710	3,763,873	4,366,583	1,311,781	3,763,873	5,075,654	2,570,382	5,916,854	8,487,236

Maggie K. Bidlingmaier	541,667	927,632	1,469,298	487,500	927,632	1,415,132	1,137,500	927,632	2,065,132	2,193,750	3,175,631	5,369,381

Lauren S. Tashma	458,432	2,028,966	2,487,397	409,662	2,028,966	2,438,628	994,894	2,028,966	3,023,860	1,902,004	3,290,019	5,192,023

Joseph P. Yost	541,667	2,791,861	3,333,527	487,500	2,791,861	3,279,361	1,137,500	2,791,861	3,929,361	2,193,750	4,589,641	6,783,391

(1)

In addition to the amounts shown above, each Named Executive Officer receives life, medical, dental and prescription drug benefits for one year following the date of termination, as well as outplacement and career counseling services with a cost up to $25,000. The maximum annual amount of such continued life, medical, dental and prescription drug benefits for each of the Named Executive Officers is:

Michael P. Doss	$53,967

Stephen R. Scherger	$45,325

Maggie K. Bidlingmaier	$38,437

Lauren S. Tashma	$44,456

Joseph P. Yost	$42,914

(2)

Amounts in this columns reflect the value of unvested Service RSUs and Performance RSUs that would vest and payout upon the termination event, based on the closing price of the Company’s common stock on December 31, 2022.

In the event that the Named Executive Officer’s employment is terminated because of his or her retirement, such Named Executive Officer receives no cash severance and the same equity payout as if his or her employment had been terminated as a result of death.

Compensation Matters

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information regarding the “compensation actually paid” (as defined in Item 402(v) of Regulation
S-K,
the “CAP”) to the Principal Executive Officer or “PEO” (Mr. Michael P. Doss) and to the
Non-PEO
NEOs (on an average basis), as well as certain performance metrics applicable to the Company. Note that the Compensation and Management Development Committee did not consider the measures set forth below when making its compensation decisions
f
or
 2020, 2021 and 2022, and that the Peer Group used in calculating the Peer Group Total Shareholder Return measure set forth below is the group of companies that make up the Dow Jones U.S. Container Packaging Index used in the Total Return to Stockholders graph in the Company’s 2022 Annual Report on Form 10-K, so it is not exactly the same Peer Group used by the Compensation and Management Development Committee in its process to determine executive
compensation.
2022 Pay Versus Performance Table

Year	Summary Compensation Table Total Compensation for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total Compensation for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment based on Company Total Shareholder Return	Value of Initial Fixed $100 Investment based on Peer Group Total Shareholder Return	Net Income (in millions)	Adjusted EBITDA (in millions)

2022	$11,644,401	$19,745,603	$3,401,061	$4,830,700	140.89	110.49	$522	$1,600

2021	$7,309,269	$11,860,514	$2,040,539	$2,934,498	121.60	134.41	$204	$1,056

2020	$8,009,101	$10,059,859	$2,217,803	$2,624,259	103.95	121.14	$167	$1,070

(1)	The amounts shown in this column are the “Total” compensation amounts reported in the Summary Compensation Table (“SCT”) for the Company’s PEO for each corresponding year.

(2)
The amounts shown in this column represent the CAP paid to the Company’s PEO for each corresponding year. The adjustments made to the PEO’s total compensation as set forth in the SCT to determine the CAP are set forth below.

	Year

	2022	2021	2020

Total Compensation Reported in SCT	$11,644,401	$7,309,269	$8,009,101

Less: Change in Pension Value and Non-Qualified Deferred Compensation Earnings Reported in SCT	$–	$–	$190,604

Less: Fair Value of Stock Awards Granted during Year at Date of Grant Reported in SCT	$6,756,267	$5,006,859	$5,030,321

Plus: Pension Value attributable to Service and Changes in Value due to Plan Amendments made during the Year	$–	$–	$–

Plus: Fair Value of Equity Compensation Granted during Year at FYE	$7,871,034	$6,086,639	$5,163,815

Plus: Change in Fair Value of Equity Compensation from the end of the Prior Year to Vesting Date for Stock Awards Made in Prior Years that Vested during Year Shown	$400,333	$(313,875)	$(146,375)

Plus: Change in Fair Value of Equity Compensation from the end of the Prior Year to the end of the Year Shown for Stock Awards that were unvested at FYE	$6,586,102	$3,785,341	$2,254,243

Plus: Dividends or Other Earnings paid on Stock Awards in the Year Shown prior to the Vesting Date not otherwise included in Total Compensation	$–	$–	$–

Compensation Actually Paid	$19,745,603	$11,860,514	$10,059,859

(3)
The amounts shown in this column are the average of the “Total” compensation amounts reported in the SCT for each of the
Non-PEO
NEOs for each corresponding year. The Non-PEO NEOs included in the calculation for 2022 are Stephen R. Scherger, Maggie K. Bidlingmaier, Lauren S. Tashma and Joseph P. Yost. The Non-PEO NEOs included in the calculation for 2021 and 2020 are Stephen R. Scherger, Michael J. Farrell, Lauren S. Tashma and Joseph P. Yost.

Compensation Matters

(4)
The amounts shown in this column represent the average CAP paid to the Company’s f our
Non-PEO
NEOs for each corresponding year. The adjustments made to the
Non-PEO
NEOs’ total compensation as set forth in the SCT to determine the average CAP are set forth below.

	Year

	2022	2021	2020

Average Total Compensation Reported in SCT	$3,401,061	$2,040,539	$2,217,803

Less: Average Change in Pension Value and Non-Qualified Deferred Compensation Earnings Reported in SCT	$–	$–	$18,760

Less: Average Fair Value of Stock Awards Granted during Year at Date of Grant Reported in SCT	$1,674,232	$1,044,128	$1,031,892

Plus: Average Pension Value attributable to Service and Changes in Value due to Plan Amendments made during the Year	$–	$–	$–

Plus: Average Fair Value of Equity Compensation Granted during Year at FYE	$1,942,288	$1,253,564	$1,059,276

Plus: Average Change in Fair Value of Equity Compensation from the end of the Prior Year to Vesting Date for Stock Awards Made in Prior Years that Vested during Year Shown	$73,532	$(57,105)	$(27,438)

Plus: Average Change in Fair Value of Equity Compensation from the end of the Prior Year to the end of the Year Shown for Stock Awards that were unvested at FYE	$1,088,051	$741,628	$425,269

Plus: Average Dividends or Other Earnings paid on Stock Awards in the Year Shown prior to the Vesting Date not otherwise included in Total Compensation	$–	$–	$–

Compensation Actually Paid	$4,830,700	$2,934,498	$2,624,259
Additional
Information Regarding the Pay Versus Performance Table
The Pay versus Performance Table shows year over year growth in the PEO’s and the
Non-PEO
NEOs’ compensation from 2020
year-end
to 2022
year-end,
reflecting improving Total Shareholder Returns versus our Peer Group’s Total Shareholder Returns, a 31.3% increase in the Company’s stock price, a 312.6% improvement in Net Income and a 50% increase in Adjusted EBITDA betw
een 2020
year-end
and 2022
year-end.
The Company chose Adjusted EBITDA as its Company Selected Measure for e va
luating Pay versus Performance because it is a key metric in both our short-term cash incentive plan and our long-term equity incentive plan.
Below are graphs depicting the relationship of CAP paid to the Company’s PEO and the average CAP paid to t he N
on
-PEO
NEOs in 2020, 2021 and 2022 to (i) TSR of the Company and the Company’s peer group; and (ii) the Company’s Net Income and Adjusted EBITDA.

PEO CAP and Average Non-PEO NEO CAP vs. Company TSR and Peer Group TSR

PEO and Average Non-PEO NEO CAP vs Net Income and Adjusted EBITDA

Compensation Matters

Pay Versus Performance – Tabular List of
Performance Measures
We
believe that the most important measures of the Company’s financial performance are:
Adjusted EBITDA
Cash Flow Before Debt Reduction
Return on Invested Capital
Net Organic Sales Growth
These measures are used to determine payouts under our short-term cash incentive plan and our long-term equity incentive plan and collectively provide a holistic view of the Company’s financial condition.

Proposal 3 — Advisory Vote on Executive Compensation (“Say-on-Pay”)

Section 14A of the Exchange Act requires that the Company include in this Proxy Statement a non-binding stockholder vote on the executive compensation described in this Proxy Statement (commonly referred to as a “Say-on-Pay” vote). The Company encourages stockholders to review the Compensation Discussion and Analysis and the additional executive compensation information contained in this Proxy Statement. The Board of Directors believes that the Company’s compensation program appropriately balances the need to incentivize our executives to achieve the Company’s objectives with responsible pay practices, thereby aligning the interests of our executives with those of our stockholders.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Compensation Matters,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement is hereby approved.

This vote is advisory and will not be binding upon the Board of Directors or the Compensation and Management Development Committee and neither the Board nor the Compensation and Management Development Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Management Development Committee will, however, carefully consider the outcome of this vote when considering future executive compensation arrangements.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “FOR” approval of the Company’s executive compensation.

Proposal 4 — Advisory Vote on Frequency of Say-on-Pay Vote on Executive Compensation

In addition to requiring the Say-on-Pay vote, Section 14A of the Exchange Act requires that the Company include in this Proxy Statement a non-binding stockholder vote to recommend whether the Say-on-Pay vote should be held every one, two or three years. Stockholders may vote for any of the three options or abstain on this matter.

The Board recommends an annual stockholder vote on executive compensation. We believe that an annual vote will provide regular and timely feedback from our stockholders on executive compensation matters, thereby allowing the Compensation and Management Development Committee to consider the vote and the level of support from our stockholders each year as they make decisions regarding executive compensation programs and levels.

Like the vote on Say-on-Pay, this vote is advisory and will not be binding upon the Board of Directors or the Compensation and Management Development Committee. Neither the Board nor the Compensation and Management Development Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Management Development Committee will, however, carefully consider the outcome of this vote when considering the Company’s executive compensation policies and procedures.

BOARD RECOMMENDATION

The Board of Directors recommends a vote to conduct an advisory Say-on-Pay vote every year.

Additional Information

PROXY SOLICITATION AND HOUSEHOLDING

The Company will bear the entire cost of proxy solicitation, including the preparation, Internet posting, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to beneficial holders and obtaining their proxies.

Some banks, brokers or other nominee holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and Annual Report may be sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary or by calling (770) 240-7200. Any stockholder who wants to receive separate copies of the Annual Report and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of March 15, 2023, and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

Name	Number of Shares	Percentage

5% Stockholders:

BlackRock, Inc.(1)	17,070,186	5.5%

Fuller & Thaler Asset Management, Inc.(2)	16,797,073	5.5%

The Vanguard Group(3)	29,693,875	9.7%

Directors:

Aziz Aghili	6,832	*

Laurie Brlas	32,937	*

Paul D. Carrico	62,695	*

Michael P. Doss	1,918,188	*

Robert A. Hagemann	110,567	*

Philip R. Martens	71,266	*

Mary K. Rhinehart	14,952	*

Dean R. Scarborough	34,999	*

Larry M. Venturelli	89,899	*

Lynn A. Wentworth	98,853	*

Named Executive Officers:

Stephen R. Scherger	588,040	*

Maggie K. Bidlingmaier	0	*

Lauren S. Tashma	220,343	*

Joseph P. Yost	209,250	*

All Directors and Executive Officers as a group (16 persons)	3,545,933	1.2%

Additional Information

(1)

Pursuant to a Schedule 13G filed with the SEC on February 3, 2023, as of December 31, 2022, BlackRock, Inc. may be deemed to beneficially own 17,070,186 shares of the Company’s Common Stock. BlackRock, Inc. has sole voting power with respect to 16,236,237 of such shares and shared voting power with respect to none of such shares. BlackRock, Inc. has sole dispositive power with respect to all of such shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Pursuant to Amendment No.2 to a Schedule 13G filed with the SEC on February 13, 2023, as of December 31, 2022, Fuller & Thaler Asset Management, Inc. may be deemed to beneficially own 16,797,073 shares of the Company’s common stock. Fuller & Thaler Asset Management, Inc. has sole voting power with respect to 16,529,821 of such shares and shared voting power with respect to none of such shares. Fuller & Thaler Asset Management, Inc. has sole dispositive power with respect to all of such shares. The business address of Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, California 94402.

(3)

Pursuant to Amendment No. 8 to a Schedule 13G filed with the SEC on February 9, 2023, as of December 31, 2022, The Vanguard Group may be deemed to beneficially own 29,693,875 shares of the Company’s common stock. The Vanguard Group has sole voting power with respect to none of such shares and shared voting power with respect to 155,937 of such shares. The Vanguard Group has sole dispositive power with respect to 29,236,194 of the shares and shares dispositive power with respect to 457,681 of such shares. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you intend to present a proposal at the 2024 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Corporate Secretary must receive this proposal no later than December 3, 2023. If you want to present a proposal at the 2024 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 25, 2024, and not later than February 24, 2024. However, if the date of the 2024 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2023 Annual Meeting, then such proposal must be submitted by the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•

as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•

as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

•	the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Additional Information

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals as were brought before the meeting in accordance with the procedures described above will be presented at the meeting. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect to such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require determining the eligibility of such proposed nominee to serve as a Director.

By order of the Board of Directors,

Lauren S. Tashma

Executive Vice President, General Counsel

and Secretary

Atlanta, Georgia

April 7, 2023

Graphic Packaging HOLDING COMPANY GRAPHIC PACKAGING HOLDING COMPANY 1500 RIVEREDGE PARKWAY SUITE 100 ATLANTA, GA 30328 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 21, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 21, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V05540-P91610-Z84743 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GRAPHIC PACKAGING HOLDING COMPANY For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Michael P. Doss 02) Dean A. Scarborough 03) Larry M. Venturelli The Board of Directors recommends you vote FOR proposals 2 and 3 : For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. ! ! ! 3. Approval of compensation paid to Named Executive Officers (Say-on-Pay). ! ! ! The Board of Directors recommends you vote FOR 1 YEAR on the following proposal 4: 1 Year 2 Years 3 Years Abstain 4. Advisory Vote on the Frequency of the Say-on-Pay Vote on Executive Compensation. ! ! ! ! NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR all nominees in item 1, FOR the proposals in items 2 and 3, and for a vote on the frequency of a vote on executive compensation every 1 YEAR in item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. Yes No Please indicate if you plan to attend this meeting ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report (including Form 10-K) are available at www.proxyvote.com. V05541-P91610-Z84743 GRAPHIC PACKAGING HOLDING COMPANY This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 24, 2023 Alston & Bird LLP, One Atlantic Center, 1201 W Peachtree St, Suite 4900, Atlanta, GA 30309 The undersigned stockholder(s) hereby appoint(s) Lauren S. Tashma and Stephen R. Scherger, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GRAPHIC PACKAGING HOLDING COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 24, 2023, at Alston & Bird LLP, One Atlantic Center, 1201 W Peachtree St, Suite 4900, Atlanta, GA 30309, and any adjournment or postponement thereof. If such undersigned stockholder(s) hold(s) shares of GRAPHIC PACKAGING HOLDING COMPANY in a 401(k) Plan, such stockholder(s) hereby authorize(s) and direct(s) the trustee of such 401(k) Plan to vote all shares in the undersigned stockholder(s) account under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR APPROVAL OF THE PROPOSALS SET FORTH IN ITEMS 2 AND 3, AND FOR A VOTE ON THE FREQUENCY OF A VOTE ON EXECUTIVE COMPENSATION EVERY 1 YEAR IN ITEM 4. IF SHARES ARE HELD IN A 401(K) PLAN AND NO DIRECTIONS ARE GIVEN, THE TRUSTEE WILL NOT VOTE THE SHARES CREDITED TO YOUR ACCOUNT. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED REPLY ENVELOPE